Exhibit 2.2

EXECUTION VERSION
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

dated as of

October 12, 2020

by and among

Churchill Capital Corp II,

MAGNET MERGER SUB, INC.,

and

ALBERT DE HOLDINGS INC.

TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS

1.01	Definitions	2
1.02	Construction	18
1.03	Knowledge	19

ARTICLE II
THE MERGER; CLOSING

2.01	The Merger	19
2.02	Effects of the Merger	19
2.03	Closing	19
2.04	Certificate of Incorporation and Bylaws of the Surviving Company	19
2.05	Directors and Officers of the Surviving Company	20
2.06	Closing Deliverables	20

ARTICLE III
EFFECTS OF THE MERGER

3.01	Effect on Capital Stock	21
3.02	Delivery of Merger Consideration	22
3.03	Lost Certificate	22
3.04	Withholding	22

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.01	Organization and Authority	23
4.02	Formation and Qualification of the Company Subsidiaries	23
4.03	Capital Structure of the Company and the Company Subsidiaries	24
4.04	No Conflict	25
4.05	Consents and Approvals	25
4.06	Financial Information; Absence of Undisclosed Liabilities	26
4.07	Absence of Certain Changes or Events	26
4.08	Absence of Litigation	27
4.09	Compliance with Laws	27
4.10	Intellectual Property	28
4.11	Environmental Matters	31
4.12	Material Contracts	31
4.13	Employment and Employee Benefits Matters	33
4.14	Taxes	35
4.15	Real Property	38
4.16	Brokers	38
4.17	Insurance	38
4.18	Customers and Suppliers	38

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4.19	Information Provided	38
4.20	Affiliate Agreements	39
4.21	Internal Controls	39
4.22	Permits	39
4.23	Contemplated Divestitures	39
4.24	No Other Representations or Warranties	39

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

5.01	Formation and Authority of Acquiror; Enforceability	40
5.02	Due Authorization	41
5.03	No Conflict	41
5.04	Consents and Approvals	42
5.05	Absence of Litigation and Proceedings	42
5.06	Trust Account	42
5.07	Absence of Restraints; Compliance with Laws	43
5.08	Brokers	43
5.09	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	43
5.10	Business Activities	45
5.11	No Outside Reliance	45
5.12	Tax Matters	46
5.13	Capitalization	46
5.14	NYSE Stock Market Quotation	47
5.15	Initial Business Combination	48
5.16	PIPE Subscription Agreement	48
5.17	Solvency	49

ARTICLE VI
COVENANTS OF THE PARTIES

6.01	Conduct of Business Before the Closing	49
6.02	Access to Information	53
6.03	Confidentiality	54
6.04	Regulatory Approvals	54
6.05	Third Party Consents	56
6.06	Cooperation	57
6.07	Termination of Certain Agreements	57
6.08	Employee Matters	57
6.09	Existing Debt Restructuring; Obligations Under the Existing Debt Agreement and the Restructuring Support Agreement	59
6.10	No Stock Transactions	61
6.11	No Claim Against the Trust Account	61
6.12	Conduct of Acquiror During the Interim Period	61
6.13	Proxy Statement; Special Meeting	63
6.14	Acquiror NYSE Listing	63

6.15	Acquiror Public Filings	63
6.16	Exclusivity	64
6.17	Obligations of the Company Subsidiaries	64
6.18	Holding Structure Reorganization	64
6.19	Initial Business Combination	65
6.20	Release	65
6.21	Financing	65

ARTICLE VII
POST-CLOSING COVENANTS

7.01	Directors’ and Officers’ Indemnification and Exculpation	65
7.02	Inspection	67
7.03	Further Assurances	67

ARTICLE VIII
TAX MATTERS

8.01	Transfer Taxes	67
8.02	Tax Cooperation	67

ARTICLE IX
CONDITIONS TO CLOSING

9.01	Conditions to Obligations of All Parties	68
9.02	Additional Conditions to Obligations of the Company	68
9.03	Additional Conditions to the Obligations of Acquiror and Merger Sub	69
9.04	Frustration of Closing Conditions	70
9.05	Waiver of Closing Conditions	70

ARTICLE X
TERMINATION/EFFECTIVENESS

10.01	Termination	70
10.02	Notice of Termination	72
10.03	Effect of Termination	72

ARTICLE XI
MISCELLANEOUS

11.01	Waiver	74
11.02	Notices	74
11.03	Assignment	75
11.04	Rights of Third Parties	75
11.05	Expenses	75
11.06	Governing Law	75
11.07	Captions; Counterparts	75
11.08	Schedules and Exhibits	75

11.09	Entire Agreement	76
11.10	Amendments	76
11.11	Severability	76
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	76
11.13	Remedies; Specific Performance	77
11.14	Non-Recourse	77
11.15	Nonsurvival of Representations, Warranties and Covenants	78
11.16	Public Announcements	78

Exhibits

Exhibit A	-	Form of Subscription Agreement
Exhibit B	-	Certificate of Incorporation of the Company
Exhibit C	-	Bylaws of the Company
Exhibit D	-	Form of Letter of Transmittal
Exhibit E	-	Form of Restructuring Support Agreement
Exhibit F	-	Form of Registration Rights Agreement
Exhibit G	-	Form of PIPE Subscription Agreement
Exhibit H	-	Form of Warrant Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 12, 2020 (the “Agreement Date”), is entered into by and among Churchill Capital Corp II, a Delaware corporation (“Acquiror”), Magnet Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Albert DE Holdings Inc., a Delaware corporation (the “Company” and, together with Acquiror, the “Parties” and each a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and Company Stockholder have entered into that certain Subscription Agreement, dated as of the Agreement Date (as amended or modified from time to time, the “Subscription Agreement”), in the form set forth on Exhibit A, pursuant to which the Company Stockholder has agreed to purchase, and Acquiror has agreed to issue and sell to the Company Stockholder, shares of Acquiror Common Stock through a private placement on the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the execution and delivery of this Agreement, the Company has delivered to Acquiror a true and complete copy of an irrevocable written consent of the Company Stockholder adopting this Agreement and approving and consenting to the Merger and the consummation of the Transactions, which shall be effective by its terms as of immediately following the execution and delivery of this Agreement by the Parties on the Agreement Date (the “Written Consent”), in accordance with the DGCL, the Company’s certificate of incorporation (as amended, modified or restated, the “Company Certificate of Incorporation”) and the Company’s bylaws (as amended, modified or restated, the “Company Bylaws”), in each case as in effect as of the Agreement Date;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with Initial Business Combination, Acquiror and Prosus have entered into that certain Subscription Agreement, dated as of the Agreement Date (as amended or modified from time to time, the “PIPE Subscription Agreement”), substantially in the form set forth on Exhibit G; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, (x) the Company, (y) certain Subsidiaries of the Company and (z) the lenders and other secured parties under each Existing Credit Agreement party thereto (the “Lenders”) (in number, and holding outstanding amounts sufficient to approve an in-court Existing Debt Restructuring) under each Existing Credit Agreement have entered into that certain restructuring support agreement, dated as of the Agreement Date (as amended or modified from time to time, the “Restructuring Support Agreement”), in the form set forth on Exhibit E, which provides for the terms of the New Term Loans and the New Credit Agreements and the Existing Debt Restructuring.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01	Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Class B Common Stock” means Acquiror’s Class B Common Stock, par value $0.0001 per share.

“Acquiror Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Prospectus” has the meaning set forth in Section 5.06(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Transaction Agreements” means this Agreement and each other Transaction Agreement to which Acquiror is named as a party on the signature pages thereto.

“Action” means any action, suit, arbitration, investigation or proceeding by or before any Governmental Authority.

“Additional Financing” has the meaning given in Section 6.21.

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“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement after the Closing, the Surviving Company shall be deemed an Affiliate of each of the Company Subsidiaries (and vice versa).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.

“Alternative Proposal” has the meaning set forth in Section 6.16.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official, employee, or representative of a Governmental Authority, political party, political party official, candidate for public office, public international organization, or any instrumentality of any of the aforementioned (including government-owned or government-controlled businesses), or any non-governmental commercial entity to obtain or retain business or secure an improper advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means any Laws applicable to Acquiror, Merger Sub, the Company or any Company Subsidiary under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Trapped Cash” means, as of the applicable Measurement Date, any Cash which is held by a Subsidiary of the Company outside of the United States in excess of the amount needed to meet the general working capital needs of such Subsidiary.

“Assets” means the assets and properties that are owned, leased or licensed by the Company and any Company Subsidiary.

“Audited Financial Statements” has the meaning set forth in Section 4.06(a).

“Available Closing Date Cash Condition” means the Closing Condition set forth in Section  9.01(d).

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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“Business” means the business of the Company and the Company Subsidiaries as conducted on the Agreement Date.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, London, United Kingdom and Luxembourg are authorized or required by Law to close.

“Business Information Systems” has the meaning set forth in Section 4.10(j).

“Business Intellectual Property” means the Business Registrable IP, Intellectual Property included in the Business Technology, and all other Intellectual Property to the extent owned by the Company or any of the Company Subsidiaries.

“Business Registrable IP” means patents, patent applications, registered Trademarks, applications for registered Trademarks, copyright registrations and Internet domain names owned by the Company or any Company Subsidiary.

“Business Technology” means all Software and Technology to the extent owned by the Company or any of the Company Subsidiaries.

“California Consumer Privacy Act” (“CCPA”) means Cal. Civ. Code § 1798.100, et seq.

“CapEx Budget” has the meaning given in Schedule 6.01(ii).

“Cash” means, any cash and cash equivalents and marketable securities (to the extent constituting cash equivalents under GAAP) on the balance sheets or otherwise in the bank accounts of Acquiror and its Subsidiaries and the Company and its Subsidiaries, which shall include any amounts that will be funded at the Closing by any Person pursuant to any commitment to subscribe for shares of Acquiror Common Stock or warrants exercisable into shares of Acquiror Common Stock. For the avoidance of doubt, for purposes of this “Cash” definition, the term “Acquiror and its Subsidiaries” shall include Study and its Subsidiaries upon the consummation of the Study Closing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on June 26, 2019.

“Certificate of Merger” has the meaning set forth in Section 2.01.

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“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning set forth in Section 2.03.

“Closing Conditions” means all of the conditions to the Closing set forth in Section 9.01, Section 9.02 and Section 9.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliate Agreement” has the meaning set forth in Section 4.20.

“Company Board” means the board of directors of the Company.

“Company Bylaws” has the meaning set forth in the recitals to this Agreement.

“Company Certificate(s)” has the meaning set forth in Section 3.02(a).

“Company Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“Company Shares” means a share of the Company’s common stock, par value $0.01 per share.

“Company Stockholder” means Albert UK Holdings Limited, a private limited company incorporated under the laws of England and Wales or its successor or any Person to which owns the Company Shares following a Holding Structure Reorganization.

“Company Transaction Agreements” means this Agreement and each other Transaction Agreement to which the Company or its Subsidiaries is a party.

“Confidentiality Agreement” means the confidentiality agreement between Acquiror and Albert Luxembourg Holdings S.à r.l. dated May 18, 2020.

“Consent” means any consent, approval or authorization.

“Consideration Warrants” means warrants exercisable for shares of Acquiror Common Stock with the terms set forth in the Warrant Agreement.

“Contract” means any legally binding written contract, agreement, subcontract, undertaking, indenture, note, bond, mortgage, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien).

“Contracting Parties” has the meaning set forth in Section 11.14.

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“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Continuing Employee” means any Covered Employee who continues his or her employment with Acquiror or any of its Affiliates (including, for the avoidance of doubt, the Company Subsidiaries) immediately following the Closing Date.

“Covered Employee” means any employee of the Company or any Company Subsidiary as of immediately prior to the Closing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemic or disease outbreaks.

“COVID-19 Response” has the meaning set forth in Section 6.01(i).

“D&O Indemnified Parties” has the meaning set forth in Section 7.01(a).

“Data” means databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Debt” means, at any time and with respect to any Person, all obligations (including all obligations in respect of principal and accrued interest) of such Person with respect to: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (c) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (d) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, in each case only to the extent drawn; (e) all Debt of others referred to in clauses (a) through (e) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt; (ii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for services irrespective of whether such services are rendered); or (iii) otherwise to assure a creditor against loss in respect of such Debt; and (f) all Debt referred to in clauses (a) through (e) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedules” means each of the Company Disclosure Schedules and the Acquiror Disclosure Schedules dated as of the Agreement Date, which form a part of this Agreement.

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“Effective Time” has the meaning set forth in Section 2.01.

“Employee Plans” means all employee benefit plans (within the meaning of Section 3(3) of ERISA), and each other retirement, profit-sharing, welfare benefit, bonus, stock option, stock purchase, restricted stock, equity-based, incentive, fringe benefit, deferred compensation, employment, consulting, retention, termination, severance, separation, change-in-control or transaction programs, arrangements or agreements, in each case pursuant to which the Company or any of the Company Subsidiaries sponsors, maintains or contributes to for the benefit of Covered Employees, other than statutorily required plans or arrangements.

“Environmental Laws” means any applicable U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Governmental Authority relating to pollution or protection of the environment.

“Environmental Permit” means any Permit that is required by a Governmental Authority under any Environmental Law and necessary to the operation of the Business as of the Agreement Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” means the exhibits dated as of the Agreement Date (and as may be amended from time to time in accordance herewith) which form a part of this Agreement.

“Existing Blue Torch Credit Agreement” means the Credit and Guaranty Agreement dated as of November 26, 2019, between Global Knowledge Holdings B.V. and Global Knowledge Network (Canada) Inc., as borrowers, GK Holdings, Inc., Global Knowledge Training LLC, certain subsidiaries of the borrowers, the lenders party thereto from time to time, and Blue Torch Finance LLC, as administrative agent and collateral agent, as amended, restated, supplemented and otherwise modified from time to time in a manner permitted hereby.

“Existing Credit Agreements” means the Existing First Lien Credit Agreement and the Existing Second Lien Credit Agreement.

“Existing Debt Agreements” means the Existing Credit Agreements and the Existing Blue Torch Credit Agreement.

“Existing Debt Restructuring” means the series of related transactions that results in the lenders and other secured parties under each Existing Debt Agreement and related documents, acknowledging the payment in full of the obligations of the relevant obligors thereunder (other than contingent obligations for which a claim has not been made and/or letters of credit that have been backstopped or cash collateralized in a manner satisfactory to the relevant issuer thereof), the termination of all liens under each Existing Debt Agreement and related documents, and the release of all guarantees thereunder.

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“Existing First Lien Credit Agreement” means that certain Amended and Restated First Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, a subsidiary of the Company, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as amended, restated, supplemented and otherwise modified from time to time in a manner permitted hereby.

“Existing Forbearance” means (i) that certain Forbearance Agreement to Amended and Restated First Lien Credit and Guaranty Agreement, dated as of the Agreement Date, by and among, inter alios, a subsidiary of the Company, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and (ii) that certain Forbearance Agreement to Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of the Agreement Date, by and among, inter alios, a subsidiary of the Company, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent, in each case of clauses (i) and (ii), as amended, restated, supplemented and otherwise modified from time to time in a manner permitted hereby.

“Existing Second Lien Credit Agreement” means that certain Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, a subsidiary of the Company, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, restated, supplemented and otherwise modified from time to time in a manner permitted hereby.

“FFCRA” means the Family First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Financial Statements” has the meaning set forth in Section 4.06(a).

“FLSA” has the meaning set forth in Section 4.13(h).

“Foreign Plan” means each Employee Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee, individual consultant, individual independent contractor, officer or director of the Company or any Company Subsidiary that is primarily based outside the United States.

“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Government Approvals” has the meaning set forth in Section 6.04(a).

“Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Hazardous Material” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Holding Structure Reorganization” means the winding-up, dissolution or liquidation of, or the transfer or assignment of the assets of, or other corporate reorganization involving, the Company Stockholder or any of its direct or indirect limited partners, members or stockholders and the replacement of the Company Stockholder that exists as of the Agreement Date with a new Affiliated Person.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Business Combination Agreement” shall mean the agreement and plan of merger, dated as of the Agreement Date, by and between Acquiror and Study in respect of the Initial Business Combination.

“Initial Business Combination” shall mean the initial Business Combination in respect of the proposed acquisition by the Acquiror of Study.

“Insurance Policies” means, collectively, all policies and programs of or agreements for insurance and interests in insurance pools and programs of the Company and the Company Subsidiaries (in each case, including self-insurance and insurance from Affiliates).

“Intellectual Property” means any and all of the following intellectual property rights arising under the Laws of the U.S. or any other country: (a) patents and patent applications, including any such rights granted upon any reissue, reexamination, renewal, division, extension, provisional, continuation, or continuation-in-part; (b) copyrights, moral rights, mask work rights, works of authorship, database rights and design rights, whether or not registered, and registrations and applications for registration thereof; (c) Trademarks; (d) Trade Secrets; (e) Internet domain names; and (f) all other intellectual property rights relating to Software or Technology.

“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise or items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the United States (including but not limited to those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. State Department), the United Nations, Canada, the European Union, or the United Kingdom.

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“IRS” means the U.S. Internal Revenue Service.

“Interim Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Law” means any U.S. federal, state or local, or non-U.S., statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Governmental Authority.

“Leased Real Property” means any real property that is leased, subleased or licensed by the Company or any Company Subsidiary as lessee, sublessee or licensee, in each case, granting the Company or any Company Subsidiary a right of use or occupancy in such real property.

“Lenders” has the meaning set forth in the recitals to this Agreement.

“Letter of Transmittal” has the meaning set forth in Section 3.02(a).

“Liabilities” means any liability, Debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothecation, security interest, encumbrance, restriction, right of first offer or refusal, claim or lien.

“Mailing Date” means the date upon which Acquiror shall have mailed the definitive Proxy Statement, as filed with the SEC, to the Acquiror Stockholders.

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“Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Business; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (i) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (ii) any Change that generally affects any industry in which the Business operates; (iii) general business or economic conditions in any of the geographical areas in which any of the Company, the Company Subsidiaries or the Business operates; (iv) national or international political or social conditions, including any change arising in connection with, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether commenced before or after the Agreement Date and whether or not pursuant to the declaration of a national emergency or war; (v) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event, and any global health conditions (including any epidemic, pandemic, or other outbreak of illness, including as a result of the COVID-19 virus (including a COVID-19 Response) or other virus or disease, or any actions by a Governmental Authority related to the foregoing); (vi) any actions taken by Acquiror or its Affiliates or specifically permitted to be taken or omitted by the Company or its Affiliates pursuant to this Agreement or any other Transaction Agreement or actions taken or omitted to be taken by the Company or its Affiliates at the request or with the consent of Acquiror (provided, that the exceptions in this clause (vi) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (vii) any Changes in applicable Laws or GAAP (or other relevant accounting rules); (viii) any Change resulting from the public announcement of the entry into this Agreement, compliance with terms of this Agreement or the consummation of the Transactions (provided, that the exceptions in this clause (viii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (ix) any effects or Changes arising from or related to the breach of this Agreement by Acquiror; or (x) any default or event of default under, or acceleration of, the Existing Credit Agreements; provided further, that the exceptions set forth in clauses (i) through (v) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on the Business as compared to other companies with similar modalities and similarly situated in the industries in which the Business operates or (b) the ability of the Company and the Company Subsidiaries to timely consummate the Transactions.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Permits” has the meaning set forth in Section 4.22.

“Measurement Date” means each proposed Closing Date.

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Minimum Pro-Forma Available Cash” means an amount equal to $50,000,000.00.

“New Credit Agreements” has the meaning set forth in the Restructuring Support Agreement.

“New Term Loans” has the meaning set forth in the Restructuring Support Agreement.

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“New Term Loan Agreements” has the meaning a assigned to such term in the Restructuring Support Agreement.

“Nonparty Affiliates” has the meaning set forth in Section 11.14.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Open Source Software” means any Software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement.

“Outside Date” has the meaning set forth in Section 10.01(d).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, authorizations, registrations, concessions, grants, franchises, certificates, waivers and filings issued or required by any Governmental Authority under applicable Law, in each case, necessary for the operation of the Business.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, in each case that have been properly accrued in the applicable Financial Statements and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business that are not yet delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty and for which adequate reserves have been established in accordance with GAAP, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions and other similar charges, defects or encumbrances not materially interfering with the ordinary conduct of the Business, (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Governmental Authority, (f) Liens not created by the Company or the Company Subsidiaries that affect the underlying fee, lessor, licensor or sublessor interest of any Leased Real Property or real property over which the Company (with respect to the Business) or the Company Subsidiaries have easement or other property rights, (g) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Assets taken as whole, (h) Liens created by or through, or resulting from any facts or circumstances relating to, Acquiror or its Affiliates, (i) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements, (j) Liens securing debt disclosed on the Financial Statements, (k) right, terms or conditions in any leases, subleases, licenses or occupancy agreements made available to Acquiror, including title of a lessor under a capital or operating lease, (l) in the case of Intellectual Property, licenses, sublicenses, options to license, covenants or other grants, each as granted in the ordinary course of business, and gaps in the chain of title evident from the publicly-available records of the applicable Governmental Authority which maintains such records, and (m) other Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

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“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Data” means any information in any media that identifies or can be used to identify an individual person.

“PIPE Subscriber” means Prosus.

“Post-Initial Business Combination Charter” means the certificate of incorporation of Acquiror as in effect immediately following the Study Closing and any other amendments to the certificate of incorporation of Acquiror in connection with the Initial Business Combination.

“Pro-Forma Available Cash” means, with respect to any Measurement Date, the aggregate amount equal to the excess, if any, as of such Measurement Date, of (x) (i) Cash (including any amount deemed to be added to Cash in accordance with Section 6.12(h)) less (ii) Restricted Cash, less (iii) Repatriation Costs, less (iv) any Debt incurred by the Company and its Subsidiaries after the Agreement Date to the extent still outstanding as of the Measurement Date (other than the factoring of receivables in the ordinary course of business and other than, for the avoidance of doubt, the New Term Loans and Debt owed to the First Lien Lenders (as defined in the Restructuring Support Agreement), the Second Lien Lenders (as defined in the Restructuring Support Agreement) and to the creditors under the Existing Blue Torch Credit Agreement), less (v) any overdue trade payables of the Company and its Subsidiaries outstanding as of the Measurement Date in excess of the average month end overdue trade payable balance of the Company and its Subsidiaries during the twelve month period ending on the last day of the calendar month prior to the calendar month in which Measurement Date occurs and less (vi) to the extent unpaid as of the Measurement Date, all amounts required to be paid in cash in connection with the Closing or the Study Closing (including payment of any consideration and documented fees and expenses of counsel and advisors relating thereto (which fees, with respect to Study Closing, shall be reasonable)), but other than the Repaid Debt Amount), over (y) the Repaid Debt Amount.

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“Prosus” means MIH Ventures B.V.

“Proxy Statement” means the proxy statement to be filed by Acquiror (whether such proxy statement is a joint proxy statement or not) with respect to the Initial Business Combination.

“Repaid Debt Amount” means the aggregate amount of cash required to be paid at the Closing by the Company to the First Lien Lenders (as defined in the Restructuring Support Agreement), the Second Lien Lenders (as defined in the Restructuring Support Agreement) and to the creditors under the Existing Blue Torch Credit Agreement, in each case, pursuant to the Restructuring Term Sheet (as defined in the Restructuring Support Agreement).

“Real Property Leases” has the meaning set forth in Section 4.15(b).

“Redemption Offer” means the right of the holders Acquiror Common Stock to redeem all or a portion of their shares of Acquiror Common Stock in connection with the Initial Business Combination pursuant to the Certificate of Incorporation.

“Releasee” has the meaning set forth in Section 6.20.

“Repatriation Costs” means the amount of withholding or other Taxes (except for Taxes based on net income) imposed or that would be imposed on the Company or any of its Subsidiaries on the distribution of any Applicable Trapped Cash to the United States, but only to the extent that such withholding Taxes or other Taxes are not reduced by an applicable Tax treaty between the United States and the jurisdiction in which such Subsidiary is resident for applicable Tax purposes.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.

“Restricted Cash” means, as of the applicable Measurement Date, any Cash which the Company or any of its Subsidiaries is prohibited from transferring by applicable Law or pursuant to any regulatory obligation or Contract entered into in the ordinary course of business.

“Restructuring Support Agreement” or “RSA” has the meaning set forth in the recitals to this Agreement.

“Sanctioned Jurisdiction” has the meaning set forth in Section 4.09(c).

“Sanctioned Person” has the meaning set forth in Section 4.09(c).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.09(a).

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“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Service Provider” means any Covered Employee and any director, consultant or independent contractor of any Company Subsidiary as of immediately prior to the Closing.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation of any of the foregoing.

“Solvent” means (i) the sum of the assets, at a fair valuation, of Acquiror, Study, the Company and their respective subsidiaries, on a consolidated basis, exceeds their debts, (ii) Acquiror, Study, the Company and their respective subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature in the ordinary course of business and (iii) Acquiror, Study, the Company and their respective subsidiaries do not have an unreasonably small amount of capital for the operation of their business. For purposes of this definition, “debt” means any liability on a claim, and “claim” means any (y) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Special Meeting” means a meeting of the Acquiror Stockholders to be held for the purpose of approving the Initial Business Combination.

“Sponsor” means Churchill Sponsor II LLC, a Delaware limited liability company.

“Study” means Software Luxembourg Holding S.A. a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg.

“Study Closing” means the closing of the transactions under the Initial Business Combination Agreement

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

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“Surviving Company” has the meaning specified in Section 2.01.

“Tax” or “Taxes” means any and all U.S. federal, state, local, non-U.S. and other taxes, (and levies, fees, imposts, duties, and similar governmental charges in the nature of taxes), including income, real property, excise, property, sales or use, goods and services, value added, gross receipts, ad valorem, profits, license, branch, withholding, payroll, employment, unemployment, net worth, capital gains, capital stock, transfer, gains, stamp, social security (or similar), compensation, utility, severance, production, premium, windfall profits, occupation and franchise taxes and customs duties, together with any interest, fines, assessments, penalties and additions to tax imposed by any Taxing Authority in connection therewith or with respect thereto.

“Tax Contest” means any audit, suit, assessment, investigation, or claim, by, or administrative or judicial proceeding with, a Governmental Authority with respect to any Tax.

“Tax Returns” means all returns, reports, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Taxing Authority relating to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any federal, state, local or foreign jurisdiction imposing Taxes and the Government Authorities, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means, collectively, all technology, designs, procedures, models, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein.

“Third Party Consents” has the meaning set forth in Section 6.05.

“Top Customers” has the meaning set forth in Section 4.18.

“Top Suppliers” has the meaning set forth in Section 4.18.

“Trade Secrets” means confidential and proprietary information and trade secrets, including know how, ideas, methods, techniques, and inventions (whether or not patentable), and customer, vendor, and prospect lists, in each case, to the extent protectable as a “trade secret” under applicable Law.

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“Trademarks” means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Agreements” means this Agreement, the Subscription Agreement, the Warrant Agreement, the Restructuring Support Agreement, the Registration Rights Agreement in all material respects in the form attached hereto as Exhibit F, and any other agreements, instruments or documents required to be delivered at the Closing, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” means all sales, use, excise, gross receipts, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added (including VAT), recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance, franchise, property registration, and similar non-income Taxes, title recording or filing fees and other amounts payable in respect of transfer filings, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trustee” has the meaning set forth in Section 5.06(a).

“Trust Account” has the meaning set forth in Section 5.06(a).

“Trust Agreement” has the meaning set forth in Section 5.06(a).

“Trust Financing” has the meaning set forth in Section 5.06(c).

“Unaudited Financial Statements” has the meaning set forth in Section 4.06(a).

“WARN Act” has the meaning set forth in Section 4.13(k).

“Warrant Agreement” means that certain Warrant Agreement, to be entered into at the Closing, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent, in the form attached hereto as Exhibit H.

“Works Council Completion” means the completion of the works council information and consultation procedures resulting in a positive advice by such works council in the Netherlands in connection with the New Credit Agreements, relating to the position of Covered Employees and the operations in the Netherlands and in relation to the financial and security obligations of the Dutch Subsidiary to the extent required under applicable Law in the Netherlands.

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“Written Consent” has the meaning set forth in the recitals to this Agreement.

1.02	Construction.

(a)          Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)          Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)          Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)          Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States dollars.

(h)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(i)           The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one (1) calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

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1.03         Knowledge. As used herein, the phrase “to the knowledge” means the actual knowledge of, in the case of the Company, Brian Holland, William Garrett, Todd Johnstone and Peter Salzer, in the case of Acquiror, Michael Klein, Peter Seibold.

ARTICLE II
THE MERGER; CLOSING

2.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03         Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is no later than the earlier of (A) five (5) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) and (B) the Outside Date (provided that all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof)), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04	Certificate of Incorporation and Bylaws of the Surviving Company.

(a)          At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit B attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

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(b)          At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit C attached hereto, and as so amended, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

2.05	Directors and Officers of the Surviving Company.

(a)          The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.05 shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b)          Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed.

2.06	Closing Deliverables. At the Closing:

(a)	the Company shall deliver or cause to be delivered to Acquiror the following:

(i)	the officer’s certificate required to be delivered pursuant to Section 9.03(a)(vi);

(ii)         duly executed counterparts of all Company Transaction Agreements, to the extent not previously delivered to Acquiror;

(iii)        a certificate that complies with Section 1445 of the Code and Section 1.1445-2(c)(3) of the Treasury Regulations promulgated thereunder, dated as of the Closing Date, certifying that the Company Shares are not a United States real property interest or a certificate of non-foreign status that complies with Section 1.1445-2(b)(2) (as applicable); provided that Acquiror’s sole right or remedy if the Company fails to provide such certificate shall be to make an appropriate withholding under the Code; and

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(iv)        such other documents, instruments and certificates as Acquiror may reasonably request in order to the consummate the Transactions.

(b)	Acquiror shall:

(i)	deliver or cause to be delivered to the Company the following:

(1)          the officer’s certificate required to be delivered to the Company pursuant to Section 9.02(a)(v);

(2)          duly executed counterparts of all Acquiror Transaction Agreements, to the extent not previously delivered to the Company;

(3)          such other documents, instruments and certificates as the Company may reasonably request; and

(ii)         pay or cause to be paid the Repaid Debt Amount in accordance with Section 6.09(d); and

(iii)        use reasonable best efforts in accordance with Section 6.09(c) to cause the New Term Loans to be issued on the Closing Date, in accordance with the requirements of the Restructuring Support Agreement.

ARTICLE III
EFFECTS OF THE MERGER

3.01	Effect on Capital Stock. Subject to the provisions of this Agreement:

(a)          at the Effective Time, by virtue of the Merger and without any action on the part of any Acquiror Stockholder, all shares of Company Shares that are issued and outstanding immediately prior to the Effective Time, shall thereupon be converted into the right to receive 6,000,000 Consideration Warrants (such warrants, the “Merger Consideration”); provided, if the Subscription Agreement is terminated in accordance with its terms prior to the Closing Date, then the Merger Consideration shall be 5,000,000 Consideration Warrants. Following the conversion of the shares of Company Shares into the right to receive the Merger Consideration pursuant to this Section 3.01(a), all of the shares of Company Shares so converted shall no longer be outstanding and shall cease to exist, and the Company Stockholder shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration.

(b)          at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

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(c)          at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, (i) each share of Company Shares held in the treasury of the Company immediately prior to the Effective Time and (ii) any other equity securities of the Company (other than Company Shares) shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.02	Delivery of Merger Consideration.

(a)          As a condition to the delivery of the Merger Consideration by Acquiror to the Company Stockholder the Company Stockholder shall be required to deliver to Acquiror a letter of transmittal substantially in the form of Exhibit D hereto, with such changes as may be required by Acquiror and reasonably acceptable to the Company Stockholder (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Shares shall pass, only upon delivery of the shares of Company Shares to Acquiror (including all certificates representing shares of Company Shares (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Shares are certificated), together with instructions thereto.

(b)          Immediately following receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Shares, to the extent such shares of Company Shares are certificated), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the Company Stockholder shall be entitled to receive in exchange therefor at (and subject to) the Closing, the Merger Consideration, which shall be delivered in book entry form in the name of Company Stockholder (or its nominee in accordance with Company Stockholder’s delivery instructions or to a custodian designated by Company Stockholder in each case, as set forth in the Letter of Transmittal). Until surrendered as contemplated by this Section 3.02(b), the shares of Company Shares shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the Company Stockholder was entitled to receive in respect of such shares pursuant to this Section 3.02(b).

3.03        Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by the Company Stockholder of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, then Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

3.04        Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, that Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates, as applicable, shall use commercially reasonable efforts to provide the Company with a written notice of such Person’s intention to withhold at least ten (10) Business Days prior to any such withholding and shall reasonably cooperate with the applicable payee to minimize any such withholding. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01        Organization and Authority. The Company is a corporation organized under the laws of the State of Delaware and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Company Transaction Agreements (subject to the approvals described in Section 4.04 and Section 4.05). Other than the receipt of the Written Consent, the execution and delivery by the Company of the Company Transaction Agreements and the consummation by the Company of the Transactions have been duly authorized by all requisite action on the part of the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions have been duly, validly authorized and approved by the Company Board. This Agreement has been, and upon execution and delivery, the other Company Transaction Agreements will be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by Acquiror, this Agreement constitutes, and upon execution and delivery, the other Company Transaction Agreements will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Written Consent is effective and enforceable in accordance with its terms and is the only approval, consent or action required to be taken by the holders of Company Shares in connection with the Transactions.

4.02        Formation and Qualification of the Company Subsidiaries. Each Company Subsidiary is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to own, lease or operate its assets and properties and to operate its business as now conducted. Each Company Subsidiary is duly licensed or qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.03	Capital Structure of the Company and the Company Subsidiaries.

(a)          The authorized capital stock or other equity interests (if applicable) and the ownership of the issued and outstanding shares or other equity interests of the Company are set forth on Schedule 4.03(a). The Company Stockholder owns (of record and beneficially) all of the issued and outstanding shares of the Company and there are no other shares or other equity interests of the Company issued or outstanding. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance in all material respects with applicable Securities Laws, were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights and are fully vested. There are no (a) subscriptions, calls, options, warrants, redemption or repurchase rights or rights of conversion or other similar rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of its capital stock, other equity interests, debt securities or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement and (b) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholder may vote. There are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Shares.

(b)          The authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of each Subsidiary of the Company is set forth on Schedule 4.03(b). Except as set forth on Schedule 4.03(b), one or more of the Company and/or the Company Subsidiaries own all of the outstanding capital stock or other equity interests of each Company Subsidiary, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable Securities Laws or (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement. All outstanding shares or other equity interests of each Company Subsidiary reflected as owned by one or more of the Company and/or other Company Subsidiaries on Schedule 4.03(b) have been duly authorized and validly issued in compliance in all material respects with applicable Law, are fully vested and paid and nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights. There are no (A) subscriptions, calls, options, warrants, redemption or repurchase rights or rights of conversion or other rights, agreements, arrangements or commitments obligating any Company Subsidiary to issue or sell any of its shares, other equity interests, debt securities or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement and (B) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the stockholders of any Company Subsidiary may vote. There are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of any Company Subsidiary.

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(c)          Except for (i) the Company’s or the Company Subsidiaries’ ownership interest in such Company Subsidiaries and (ii) Global Knowledge Holdings B.V.’s ownership of 38 shares of AC International AB, neither the Company nor the Company Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.04        No Conflict. Provided that all Consents, waivers or other actions listed on Schedule 4.04 or described in Section 4.05 have been obtained or satisfied, except as otherwise provided in this Agreement, the execution, delivery and performance by the Company of the Company Transaction Agreements do not and will not:

(a)          violate, conflict with, or result in the breach of, the certificate or articles of incorporation, articles of association or bylaws (as applicable) or similar organizational documents of the Company or any of the Company Subsidiaries;

(b)          violate or conflict with, any Law, Permit or Order applicable to the Company or any of the Company Subsidiaries, or any of their respective properties or assets, except for such violations or conflicts that would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; or

(c)          violate, conflict with, result in a breach of or the loss of any benefit under, constitute a violation or default (or any event that, with notice or lapse of time or both would constitute a default) under or result in the termination or acceleration of or give rise to any right to adversely modify, terminate, accelerate or cancel, or result in a loss of a material benefit under or result in the creation of any Lien on any assets, equity interests or properties (including Intellectual Property) of the Company or any of the Company Subsidiaries pursuant to, any Material Contract or material Real Property Lease, except as would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

4.05        Consents and Approvals. The execution, delivery and performance by the Company of the Company Transaction Agreements and the consummation of the Transactions do not and will not require any Consent, waiver, or other action by, or any filing with or notification to, any Governmental Authority by the Company or any of its Subsidiaries, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) in connection with the Works Council Completions or (d) a filing of the Certificate of Merger in accordance with the DGCL.

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4.06	Financial Information; Absence of Undisclosed Liabilities.

(a)          Attached as Schedule 4.06(a) are (a) the audited consolidated balance sheets of GK Holdings, Inc. and its Subsidiaries as of September 29, 2017, as of September 28, 2018 and as of September 27, 2019 and the audited consolidated or combined income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows of the GK Holdings, Inc. and its Subsidiaries for the fiscal years ended on such dates, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited condensed consolidated balance sheet of GK Holdings, Inc. and its Subsidiaries as of June 26, 2020 and the unaudited condensed consolidated income statement in each case presented in the management accounts of GK Holdings, Inc. and its Subsidiaries for the nine-month interim period ended June 26, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and income (loss) (and, with respect to the Audited Financial Statements only, changes in equity and cash flows) of GK Holdings, Inc. and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments and other deviations consistent with the preparation of management accounts) and were derived from, and accurately reflect in all material respects, the books and records of the Company and the Company Subsidiaries. Other than the Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for GK Holdings, Inc. or any of its Subsidiaries (other than audited financial statements of certain Subsidiaries of GK Holdings Inc. prepared pursuant to applicable Law) with respect to fiscal years 2017, 2018 and 2019.

(b)          There is no material liability, debt or obligation against the Company or the Company Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and the Company Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations: (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and the Company Subsidiaries; (c) disclosed in the Company Disclosure Schedules; (d) arising under this Agreement and the Transaction Agreements and/or the performance by the Company of its obligations hereunder and thereunder; or (e) arising, directly or indirectly, in connection with the COVID-19 or SARS CoV-2 virus (or any mutation or variation thereof or related health condition) (including any COVID-19 Response); or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

4.07	Absence of Certain Changes or Events.

(a)          Except (A) as contemplated by the Transaction Agreements or in connection with the negotiation and execution of the Transaction Agreements or the consummation of the Transactions and (B) any events of default under the Existing Credit Agreements otherwise subject to a valid forbearance and the negotiation, execution and implementation of the Existing Forbearances, and, excluding any material actions, activities or conduct of the Business taken to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 pandemic on the Business, including any COVID-19 Responses to the extent permitted pursuant to the terms of this Agreement, since June 26, 2020 through the Agreement Date (i) the Business has been conducted in all material respects in the ordinary course and (ii) neither the Company nor any Company Subsidiaries have taken any action that (a) would require the consent of the Acquiror pursuant to Section 6.01 if such action had been taken after the Agreement Date and (b) is material to the Company and the Company Subsidiaries, taken as a whole.

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(b)          Since June 26, 2020, there has not been, individually or in the aggregate, a Material Adverse Effect.

4.08       Absence of Litigation. As of the Agreement Date, no Actions (including unsatisfied judgements and open injunctions) are pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would prevent or materially impair or delay the ability of the Company to consummate the Transactions. None of the Company or the Company Subsidiaries or any property, asset or Business of the Company or the Company Subsidiaries is subject to any Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.09	Compliance with Laws.

(a)          None of the Company or the Company Subsidiaries is, or has been since January 31, 2018, in violation of any Laws or Orders applicable to the conduct of the Business, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor the Company Subsidiaries has received any written notice of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Since January 31, 2017, (i) there has been no action taken by the Company or the Company Subsidiaries, nor, any officer, director, manager, employee, or to the knowledge of the Company, any agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, acting on behalf of or in connection with the Company or any of the Company Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) none of the Company or any Company Subsidiary, nor any officer, director, manager, employee, or to the knowledge of the Company, any agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) none of the Company or any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) none of the Company or any Company Subsidiary has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law. The Company and each Company Subsidiary have implemented and maintains effective internal controls reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws; and the Company and each Company Subsidiary have recorded and maintained accurate books and records, including appropriate and lawful supporting documentation.

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(c)          Neither the Company nor any Company Subsidiaries or any of their respective officers, managers, or employees, or, to the knowledge of the Company, any of their consultants, representatives, agents or Affiliates, is (i) a person that is designated on, or is owned or controlled by a person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC (a “Sanctioned Person”); or (ii) located or organized in a country or territory that is or whose government is, or has been in the past five (5) years, the target of comprehensive sanctions imposed by the United States, Canada, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimean region of the Ukraine) (a “Sanctioned Jurisdiction”).

(d)          Since January 31, 2017, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (i) there has been no action taken by the Company or the Company Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, acting on behalf of the Company or any of the Company Subsidiaries in violation of International Trade Laws; (ii) none of the Company or any Company Subsidiary have been convicted of violating any International Trade Law or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Law, (iii) none of the Company or any Company Subsidiary have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Law and (iv) none of the Company or any Company Subsidiary have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.10	Intellectual Property.

(a)          Schedule 4.10(a) sets forth a list, as of the Agreement Date, of all material Business Registrable IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation of the Business, taken as a whole, (i) all applicable registration, maintenance and renewal fees currently due in connection with such Business Registrable IP have been made, (ii) all applicable documents, recordations and certificates in connection with such Business Registrable IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting or maintaining such Business Registrable IP and (iii) no interference, opposition, reissue, reexamination or other similar proceeding is pending in which any such Business Registrable IP is being contested or challenged.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation of the Business, (i) the Company and the Company Subsidiaries collectively own, and have good and valid title to, all Business Intellectual Property (free and clear of all Liens, except for Permitted Liens), (ii) none of the Business Intellectual Property is subject to any Action or outstanding Order materially restricting the use, distribution, transfer or licensing thereof by the Company or the Company Subsidiaries, (iii) neither this Agreement nor the Transactions will cause the forfeiture or termination of any Business Intellectual Property, and (iv) each of the Company and the Company Subsidiaries has taken commercially reasonable steps to enforce, protect and maintain each item of Business Intellectual Property.

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(c)          As of the Agreement Date, the operation of the Business by the Company and the Company Subsidiaries as it is conducted on the Agreement Date does not infringe upon or misappropriate the Intellectual Property of any third party in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          To the knowledge of the Company, as of the Agreement Date, no Person is infringing or misappropriating any Business Intellectual Property, except for any such infringements or misappropriations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          As of the Agreement Date, none of the Company or the Company Subsidiaries have received any written claim or notice from any Person since January 31, 2019 alleging that the operation of the Business by the Company or the Company Subsidiaries infringes upon or misappropriates any Intellectual Property of any third party, in each case, which, if proven or established, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Agreement Date, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries alleging that the operation of the Business as presently conducted by the Company or the Company Subsidiaries infringes upon or misappropriates any Intellectual Property of any third party, in each case, which, if proven or established, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, since January 31, 2019, no Person has gained unauthorized access to or made any unauthorized use of any Personal Data collected, used, processed, or stored by either the Company or the Company Subsidiaries. Each of the Company and the Company Subsidiaries has commercially reasonable security measures in place to protect Personal Data collected, used, processed, or stored in its computer systems from unlawful or improper access or use by any third party or any other access or use by a third party that would violate its contractual obligations or privacy policies. As of the Agreement Date, no Actions are pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries with respect to the collection, use, processing, or storage of Personal Data.

(g)          The Company and the Company Subsidiaries take commercially reasonable steps to maintain the confidentiality of all material Trade Secrets included in the Business Intellectual Property. To the knowledge of the Company, since January 31, 2019, there has been no unauthorized use by any Person of any such material Trade Secrets, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(h)          To the knowledge of the Company, each of the Company and the Company Subsidiaries has, since January 31, 2019, complied with (i) all applicable Laws relating to the use, processing, storage, protection, privacy and security of Personal Data, including the EU General Data Protection Regulation 2016/697, the California Consumer Protection Act, and applicable data breach notification laws, (ii) comply with their respective publicly published privacy policies and contractual obligations with respect to Personal Data, and (iii) to the knowledge of the Company, the Transaction will not violate any such Laws, policies, or obligations, except, in each case of (i) – (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)           Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries have not disclosed, and are not aware of any disclosure by any third party of, the source code of Software owned by the Company or any Company Subsidiary to any third party. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries (i) have not used any Open Source Software in a manner that would (A) require disclosure or distribution of any Software included in the Business Technology in source code form, (B) require the licensing of any Software included in the Business Technology for the purpose of making derivative works thereof or (C) impose any material restriction on the consideration to be charged for the distribution of any Software included in the Business Technology and (ii) are in compliance with the applicable licenses for any such Open Source Software. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all Software owned by the Company and the Company Subsidiaries is operative for its intended purpose free of any material defects or deficiencies and does not contain any virus or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm such Software, hardware or data.

(j)           Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since January 31, 2019, there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems primarily used in the Business and included in the Business (collectively, the “Business Information Systems”), (ii) the Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that, except as may have been created, stored or used in connection with the development, testing or validation of the products and services of its business, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware or data or to perform any other similar type of unauthorized activities, including by the use of antivirus software with the intention of protecting the Business Information Systems from becoming infecting by viruses and other harmful code and (iii) the Company and the Company Subsidiaries have implemented reasonable backup, security and disaster recovery technology and business continuity procedures consistent with industry practices.

(k)          Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 4.10 are the sole and exclusive representations and warranties made pertaining or relating to Intellectual Property, Personal Data and the subject matters set forth in this Section 4.10.

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4.11	Environmental Matters.

(a)	Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            each of the Company and the Company Subsidiaries is, and has been during the last three (3) years, in compliance with Environmental Laws, including those Environmental Permits necessary to operate the Business;

(ii)           to the knowledge of the Company, neither the Company nor any Company Subsidiary has released any Hazardous Materials at, in, on or under any Leased Real Property or at any other location except as would not reasonably be expected to require investigation or remediation by the Company or any Company Subsidiary pursuant to Environmental Laws;

(iii)          neither the Company nor the Company Subsidiaries is subject to any current Order relating to any non-compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(iv)          there are no Actions pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries alleging that any either the Company or any Company Subsidiary is violating, or responsible for a Liability under, any Environmental Law, in each case with respect to the Business, the Company or the Company Subsidiaries.

(b)          Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 4.11 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental matters, including those related to Environmental Laws, Environmental Permits or Hazardous Materials.

4.12	Material Contracts.

(a)          Schedule 4.12 lists the following Contracts (other than (x) purchase orders, (y) Real Property Leases and (z) the Existing Debt Agreements and Existing Forbearances and agreements relating thereto), which are Contracts to which one or more of the Company or the Company Subsidiaries is a party that is in effect on the Agreement Date (collectively, together with the Real Property Leases, the Existing Debt Agreements, Existing Forbearances and the Restructuring Support Agreement, the “Material Contracts”):

(i)            Contracts which restrict in any material respect or contain any material limitations on the ability of the Company or the Company Subsidiaries to compete in any material line of business in any geographical territory;

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(ii)           Contracts, other than Employee Plans, with the Chief Executive Officer of the Business and any employee who reports directly to the Chief Executive Officer;

(iii)          Contracts to sell (including an assignment to a third party with respect to Leased Real Property) or otherwise dispose (other than a license or sublicense) of any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business, which Contracts have obligations that have not been satisfied or performed;

(iv)          Contracts relating to the acquisition or disposition by the Company or any Company Subsidiary of any operating business, business organization, division or the capital stock of any Person, in each case, for consideration in excess of $500,000 and which acquisition or disposition is pending or was consummated within the last four (4) years;

(v)           Contracts with outstanding obligations for the purchase of personal property, fixed assets or real estate having a value individually, with respect to all purchases thereunder, in excess of $100,000 or, together with all related Contracts, in excess of $500,000, in each case, other than purchases in the ordinary course of business consistent with past practices;

(vi)          Contracts relating to creating, incurring, assuming or guaranteeing Debt, making any loans or extending credit (other than to customers in the ordinary course of business), granting a Lien on assets, whether tangible or intangible, to secure Debt, in each case, involving amounts in excess of $500,000;

(vii)         Contracts, other than the Employee Plans, with the Top Customers and Top Suppliers;

(viii)       Contracts pursuant to which a third party has granted to the Company or any Company Subsidiary a license under, or a covenant not to sue in respect of, Intellectual Property that is material to the Business, other than (A) agreements relating to commercially available off the shelf computer software; (B) licenses granted by suppliers, vendors or other service providers in the ordinary course of business; and (C) licenses granted by customers and technology partners in the ordinary course of business;

(ix)          Contracts pursuant to which the Company or any Company Subsidiary has granted to any Person a license under, or a covenant not to sue in respect of, material Business Intellectual Property, other than (A) intercompany licenses between the Company or the Company Subsidiaries and (B) licenses granted to customers and technology partners in the ordinary course of business;

(x)           Contracts between the Company or any of the Company Subsidiaries, on the one hand, and the Company Stockholder, on the other hand, that will not be terminated at or prior to the Closing;

(xi)          Contracts establishing any joint venture, partnership or strategic alliance that is material to the Business taken as a whole;

(xii)         material settlements or other arrangements entered into during the two (2)-year period ending on the Agreement Date with respect to any Action; and

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(xiii)        Contracts (excluding Contracts with advisors of the Company and the Company Subsidiaries in connection with the Transactions) which have not been made in the ordinary course of business and which have not been disclosed pursuant to any other clause under this Section 4.12 and have resulted in, or are expected to result in, revenue or require expenditures in excess of $500,000 in the twelve (12) month period ending on October 2, 2020 or any subsequent calendar year.

(b)          Each Material Contract is in full force and effect and represents the legal, valid and binding obligation of the Company or the Company Subsidiary(ies) party thereto, as the case may be, and, to the knowledge of the Company, each other party to such Material Contract, and is enforceable against the Company or the applicable Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.

(c)          Neither the Company nor any Company Subsidiary has delivered any notice of any default or event that with notice or lapse of time or both would constitute a default by a third party under any Material Contract, except for defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          Since January 31, 2020, neither the Company nor any Company Subsidiary has received any written or oral claim or notice of material breach of or material default under any Material Contract.

(e)          To the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or any Company Subsidiary.

(f)           Since January 31, 2020, neither the Company nor any Company Subsidiary has received written notice from a third party under any Material Contract that such party intends to terminate or not renew any such Material Contract.

4.13	Employment and Employee Benefits Matters.

(a)          Schedule 4.13 lists, as of the Agreement Date, all material Employee Plans. With respect to each material Employee Plan (x) that is sponsored or maintained solely for the benefit of the Company’s employees who reside and work in the United States, the Company has previously made available to Acquiror and (y) that is sponsored or maintained solely for the benefit of the Company’s employees who reside and work outside of the United States, the Company will make available to Acquiror within ten business days following the date hereof a true and complete copy of the following documents, to the extent applicable: (i) any written plan documents and all amendments thereto (or a written description of the material terms (if not in writing), (ii) the most recent summary plan descriptions, (iii) the most recent Forms 5500 and all schedules thereto, (iv) the most recent actuarial report, (v) the most recent IRS determination letter (or, if applicable, advisory or opinion letter) and (vi) all material non-routine correspondence to or from any Government Authority received in the last year with respect to any such Employee Plan.

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(b)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an advisory or opinion letter, from the IRS and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to cause the IRS to revoke such letter.

(c)          No Employee Plan is (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(d)          Each Employee Plan has been operated in accordance with its terms and the requirements of ERISA and all applicable Laws, in all material respects.

(e)          No material Actions are pending or, to the knowledge of the Company, threatened in writing from any Governmental Authority in connection with any Employee Plan (other than routine benefit claims), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           No Employee Plan provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 9 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other applicable Law.

(g)          The consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, (ii) materially increase the amount of compensation or benefits due under any Employee Plan or (iii) result in any “disqualified individual” receiving any payment that would be characterized as an “excess parachute payment” (each such term as defined in Section 280G of the Code).

(h)          Each of the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws with respect to employment and employment practices, including all Laws relating to wages, hours, employment discrimination, workers’ compensation, the Fair Labor Standards Act of 1938, as amended, and comparable state or local wage and hour Laws (collectively, “FLSA”), classification of employees and independent contractors, harassment and retaliation. There are no material Actions pending against either the Company or the Company Subsidiaries brought by a Service Provider, or to the knowledge of the Company, threatened by, such Service Provider, challenging his or her status as an employee, partner, or independent contractor or making a claim for additional compensation or any benefits under any Employee Plan or otherwise.

(i)           With respect to the Covered Employees, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending, or, to the knowledge of the Company, threatened against the Company, the Company Subsidiaries, or their respective Affiliates, or (ii) unfair labor practice charges, grievances or complaints pending, or, to the knowledge of the Company, threatened by or on behalf of any Covered Employee, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)           No Covered Employee is represented by a labor union with respect to such employee’s employment with the Company or the Company Subsidiaries and neither the Company nor the Company Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other similar labor union Contract, and, to the knowledge of the Company, there is no organizational activity being made or threatened in writing by or on behalf of any labor union with respect to any Covered Employee.

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(k)          Neither the Company nor the Company Subsidiaries has incurred any Liability or notice obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (the “WARN Act”) that remains unsatisfied. Within the three (3) month period prior to the Agreement Date, there have not been any plant closing or mass layoff, or term of similar import within the meaning of the WARN Act.

(l)          Since January 31, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any Covered Employee with the title of vice president or above, and (ii) there are no actions, suits, investigations or other Actions pending or, to knowledge of the Company, threatened related to any allegations of sexual harassment or other sexual misconduct by any Covered Employee with the title of vice president or above. Since January 31, 2018, neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Covered Employee with the title of vice president or above.

(m)          Except as would not reasonably be expected to cause a Material Adverse Effect, with respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by applicable Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with applicable accounting practices; (ii) if required by applicable Law to be funded, book-reserved or secured by an Insurance Policy, is funded, book-reserved or secured by an Insurance Policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) if intended to qualify for special Tax treatment, such Foreign Plan meets all applicable requirements to qualify for such treatment, (iv) if intended to be filed, registered or approved by a competent Governmental Authority, has been duly and timely filed, registered or approved, as applicable; and (v) such Foreign Plan has been maintained in compliance with all applicable Laws.

(n)          Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this 4.13 are the sole and exclusive representations and warranties made regarding Covered Employees, Employee Plans, Employee Plans or other employment or employee benefits matters.

4.14        Taxes.

(a)          The Company and the Company Subsidiaries have timely filed all income and other material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes owed by the Company and the Company Subsidiaries, whether or not shown on such Tax Returns, have been paid or properly accrued for on the applicable Financial Statements.

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(b)          There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or the Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(c)          No Tax Contest is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or the Company Subsidiaries, no material deficiencies for any Taxes have been assessed in writing by a Taxing Authority against the Company or any Company Subsidiary that have not been have been fully and timely paid, settled or properly reflected in the applicable Financial Statements, and no claim in writing has been made by any Taxing Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)          The Company and the Company Subsidiaries have complied in all material respects with all applicable withholding and remitting obligations for Taxes required to have been withheld in connection with amounts paid to any employees, independent contractors, creditors, stockholders and third parties and have complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(e)          To the knowledge of the Company, neither the Company nor any Company Subsidiary has been a party to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(f)          Neither the Company nor any Company Subsidiary has taken any reporting position with respect to a material amount of Taxes on an income Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or non-U.S. Tax law).

(g)          Neither the Company nor any Company Subsidiary is a party to any agreement relating to the sharing, allocation or indemnification of material Taxes, or any similar agreement, contract or arrangement (other than any customary commercial agreement, contract or arrangement not primarily related to Taxes), or has any liability for material Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which Albert DE Holdings, Inc., a Delaware corporation, is the common parent) under Treasury Regulation Section 1.1502-6 or similar provision of state, local or non-U.S. Tax law, or as a transferee or successor.

(h)          Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Agreement Date.

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(i)          Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or comparable provisions of state, local or non-U.S. Tax law.

(j)          Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Tax law, and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(k)          Neither the Company nor any Company Subsidiary has made any election pursuant to Section 965(h) of the Code.

(l)          None of Acquiror, the Company, any Company Subsidiary or any of their respective Affiliates will be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any income accrued, transactions effected or investments made prior to the Closing that result in taxable income pursuant to Section 951A or Section 951 of the Code.

(m)          (i) Neither the Company nor the Company Subsidiaries has deferred any material “applicable employment taxes” under Section 2302 of the CARES Act and (ii) the Company and the Company Subsidiaries have properly complied in all material respects with all requirements for obtaining for all material credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act.

(n)          Nothing in this Section 4.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, or Tax credit carryover or other Tax attribute or asset or (ii) any Tax positions that Acquiror or any of its respective representatives or Affiliates (including the Company Subsidiaries) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

(o)          The representations and warranties in this Section 4.14 and Section 4.13, to the extent related to Taxes, and this Section 4.14 and Section 4.13 constitute the sole and exclusive representations and warranties of the Company with respect to Taxes, and no other representation or warranty contained in any other Section of this Agreement shall apply to any Tax matters, and no other representation or warranty, express or implied, is being made with respect thereto.

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4.15          Real Property.

(a)          Neither the Company nor the Company Subsidiaries owns any real property.

(b)          All leases, subleases and licenses (including any amendments, renewals and guaranties with respect thereto) under which the Company or the Company Subsidiaries are a lessee, sublessee or licensee (the “Real Property Leases”) are in full force and effect and are enforceable as against the Company or such Company Subsidiary, and to the knowledge of the Company, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and, to the knowledge of the Company no written notices of material default under any Real Property Lease have been sent or received by the Company or the Company Subsidiaries within the twelve (12)-month period ending on the Agreement Date. True, correct and complete copies of the Real Property Leases have been made available to Acquiror.

(c)          To the knowledge of the Company, neither the Company nor the Company Subsidiaries has received any written notice from any Governmental Authority asserting any violation of applicable Laws with respect to the Leased Real Property that remains uncured as of the Agreement Date and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16          Brokers. With the exception of Lazard and Three Keys, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission from the Company, the Company Subsidiaries or any of their respective Affiliates in connection with the Transactions.

4.17          Insurance. Schedule 4.17 provides a summary of all material Insurance Policies maintained for, at the expense of or for the benefit of, the Company, the Company Subsidiaries or the Business. Each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor the Company Subsidiaries is in default with respect to any other obligations thereunder. No written notice of cancellation, nonrenewal, in whole or in part, disallowance or reduction in coverage or claim with respect to any such Insurance Policy currently in force has been received by the Company or the Company Subsidiaries as of the Agreement Date.

4.18          Customers and Suppliers. Schedule 4.18 sets forth a true and complete list of the (i) twenty (20) largest customers of the Business, as measured by the fiscal year 2020 year-to-date sales as of May 22, 2020 (the “Top Customers”) and (ii) fifteen (15) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby during the twelve (12) month period ending on January 24, 2020, (the “Top Suppliers”). To the knowledge of the Company, since January 31, 2019, (a) no customer or supplier listed on Schedule 4.18 has terminated its relationship with the Company or any of the Company Subsidiaries or materially reduced the pricing or other terms of its business with the Company or any of the Company Subsidiaries, and (b) no customer or supplier listed on Schedule 4.18 has notified the Company or any of the Company Subsidiaries that it intends to terminate or materially reduce the pricing or other terms of its business with the Company or any of the Company Subsidiaries.

4.19          Information Provided. None of the information relating to the Company, the Company Subsidiaries or the Business supplied or to be supplied by the Company, the Company Subsidiaries or by any other Person acting on behalf of any of the Company or the Company Subsidiaries, in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the date on which the Proxy Statement becomes definitive, the Mailing Date of such Proxy Statement, and at the time of the Special Meeting (as applicable), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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4.20          Affiliate Agreements. Except as set forth on Schedule 4.20, other than (a) Employee Plans and (b) Contracts entered into between the Company or one of its Company Subsidiaries, on the one hand, and a Company Subsidiary, on the other hand, neither the Company nor any of its Subsidiaries is a party to any material Contract with any (i) present or former executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.21          Internal Controls. Each of GK Holdings, Inc. and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are: (a) executed in accordance with management’s general or specific authorizations and (b) recorded as necessary in all material respects to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

4.22          Permits. Each of the Company and the Company Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and the Company Subsidiaries is in compliance with all Material Permits applicable to the Company or such Company Subsidiary, as applicable.

4.23          Contemplated Divestitures. As of the Agreement Date, except as contemplated by the Transaction Agreements, neither the Company nor any Company Subsidiary has entered into any definitive agreement pursuant to which the Company or any Company Subsidiary shall sell (or, with respect to any material Leased Real Property, assign) or otherwise dispose to a third party of any material asset of the Company or such Company Subsidiary.

4.24          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Company Disclosure Schedules), neither the Company nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Company, the Company Subsidiaries or any of their respective Affiliates, including any representation or warranty regarding the Company, the Company Subsidiaries or any other Person, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Company hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Company, the Company Subsidiaries or any other Person, including any of their respective Representatives. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Company Disclosure Schedules), the Company hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Business, and (b) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Acquiror or any of Acquiror’s Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Acquiror by any Representative of the Company or the Company Subsidiaries, respectively), including omissions therefrom. Without limiting the foregoing, the Company does not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Acquiror or any of its Affiliates or any Representatives of Acquiror of any of its Affiliates regarding the probable success, profitability or value of the Company, the Company Subsidiaries or the Business.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after June 26, 2019 (excluding (i) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01          Formation and Authority of Acquiror; Enforceability. Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of Acquiror and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into this Agreement or consummate the Transactions.

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5.02          Due Authorization.

(a)          Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver the Acquiror Transaction Agreements and (in the case of Acquiror), upon the effectiveness of the Post-Initial Business Combination Charter, to perform its obligations hereunder and thereunder and to consummate the Transactions (subject to the approvals described in Section 5.03 or Section 5.04). The execution, delivery and performance of the Acquiror Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors of Merger Sub and the Acquiror Board and (in the case of Acquiror), except for the Acquiror Stockholders approval in connection with the Initial Business Combination and the effectiveness of the Post-Initial Business Combination Charter, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize the Acquiror Transaction Agreements or Merger Sub or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each other Acquiror Transaction Agreement will be, duly and validly executed and delivered by Merger Sub and Acquiror and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each other Acquiror Transaction Agreement will constitute a legal, valid and binding obligation of Merger Sub and Acquiror, enforceable against Merger Sub and Acquiror in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          At a meeting duly called and held, the Acquiror Board has unanimously approved this Agreement and the Transactions and determined that they are fair to, advisable and in the best interests of the Acquiror Stockholders.

5.03          No Conflict. Upon the effectiveness of the Post-Initial Business Combination Charter, provided that all Consents, waivers and other actions described in Section 5.04 have been obtained, the execution, delivery and performance by Acquiror of the Acquiror Transaction Agreements do not and will not:

(a)          violate or conflict with, or result in the breach of the certificate or articles of incorporation or bylaws or similar organizational documents of Acquiror;

(b)          conflict with or violate in any material respect any Law, Permit or Order applicable to Acquiror or any of Acquiror’s properties or assets except for such violations or conflicts that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the Transactions; or

(c)          violate or conflict with, result in any breach of or the loss of any benefit under, constitute a violation or default (or, any event that, with notice or lapse of time, or both would constitute a default) under or result in the termination or acceleration of, or give to any Person any right to adversely modify, terminate, accelerate or cancel, or result in the creation of any Lien on any assets, equity or properties (including Intellectual Property) of Acquiror pursuant to, any Contract to which Acquiror or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such conflicts, violations, terminations, cancellations, breaches, defaults, accelerations, or Liens as would not materially, individually or in the aggregate, impair or delay the ability of Acquiror to consummate the Transactions or otherwise perform its obligations under the Acquiror Transaction Agreements.

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5.04          Consents and Approvals. The execution, delivery and performance by Acquiror of the Acquiror Transaction Agreements or the consummation of the Transactions do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Governmental Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) as required by Securities Laws, (c) as required by the NYSE, (d) the filing and effectiveness of the Post-Initial Business Combination Charter, (e) a filing of the Certificate of Merger in accordance with the DGCL or (f) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or delay the ability of Acquiror to consummate the Transactions or otherwise perform its obligations under the Acquiror Transaction Agreements.

5.05          Absence of Litigation and Proceedings. As of the Agreement Date, no Actions (including unsatisfied judgements and open injunctions) are pending or, to the knowledge of Acquiror, threatened against Acquiror or otherwise affecting Acquiror or its assets that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror or would prevent or materially impair or delay the ability of Acquiror to consummate the Transactions or the other transactions contemplated by this Agreement. Acquiror is not, nor is any property, asset or business of Acquiror, subject to any Order or, to the knowledge of Acquiror, any continuing investigation by any Governmental Authority, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror or would prevent or materially impair or delay the ability of Acquiror to consummate the Transactions.

5.06          Trust Account.

(a)          As of the Agreement Date, there is at least $690,000,000 invested in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated June 26, 2019, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the closing of the Initial Business Combination, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated June 26, 2019 (the “Acquiror Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

(b)          Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder.

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(c)          There are no conditions precedent directly or indirectly related to the funding of the full amount in the Trust Account (the “Trust Financing”) other than as expressly set forth in the Trust Agreement. Other than the Trust Agreement, there are no other Contracts, side letters, arrangements or understandings (whether written or unwritten, express or implied) (i) to the knowledge of Acquiror, that would entitle any Person (other than (x) stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Common Stock pursuant to the Redemption Offer and (y) any underwriters in connection with Acquiror’s initial public offering which may be entitled to deferred underwriting discounts and commissions disclosed in the Acquiror Prospectus) to any portion of proceeds in the Trust Account or (ii) entered into by Acquiror or any Affiliate thereof directly or indirectly related to the Trust Financing. As of the Agreement Date, assuming the satisfaction of the conditions to Acquiror’s obligation to consummate the Transactions, Acquiror has no reason to believe that any of the conditions to the Trust Financing will not be satisfied or that, subject to the redemption of Acquiror Common Stock by Acquiror Stockholders, the full amount of the Trust Financing will not be available to Acquiror or an Affiliate thereof on the Closing Date.

(d)          As of the Agreement Date, there are no claims or proceedings pending with respect to the Trust Account. Since June 26, 2019 through the Agreement Date, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement).

5.07          Absence of Restraints; Compliance with Laws.

(a)          To the knowledge of Acquiror, no facts or circumstances exist that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Transactions, or otherwise perform its obligations under the Acquiror Transaction Agreements.

(b)          Acquiror is not in violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Transactions or otherwise perform its obligations under the Acquiror Transaction Agreements.

5.08          Brokers. Except for the fees and expenses described on Schedule 5.08, no broker, finder, investment banker or any other Person is entitled to any brokerage, finder’s or other similar fee or commission from Acquiror or any of Acquiror’s Affiliates in connection with the Transactions.

5.09          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)          Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 26, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Agreement Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(b)          Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)          Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)          There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)          Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)          To the knowledge of Acquiror, as of the Agreement Date, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date.

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5.10          Business Activities.

(a)          Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination (including the Initial Business Combination) and, if applicable, the operation of the business acquired in the Initial Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

(b)          As of the Agreement Date, there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Acquiror Disclosure Schedules, (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions or (v) incurred in connection with or contemplated by any agreement related to the Initial Business Combination.

5.11          No Outside Reliance. Notwithstanding anything contained in this Section 5.11 or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and the Company Subsidiaries, and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Acquiror further acknowledges and agrees that (x) the only representations and warranties made by the Company are the representations and warranties expressly set forth in Article IV (as modified by the Acquiror Disclosure Schedules) and Acquiror has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Company or any of their respective Affiliates or Representatives or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Company’s Representatives, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Acquiror will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information, and (y) any claims Acquiror may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in Article IV (as modified by the Acquiror Disclosure Schedules). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and the Company Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.03(a)(vi), with all faults and without any other representation or warranty of any nature whatsoever.

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5.12          Tax Matters.

(a)          Acquiror has timely filed all income and other material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes owed by Acquiror or any of its Subsidiaries, whether or not shown on such Tax Returns, have been paid or properly accrued for on the applicable financial statements of Acquiror or its Subsidiaries.

(b)          No Tax Contest is pending or threatened in writing with respect to any material Taxes due from or with respect to Acquiror or any of its Subsidiaries, no material deficiencies for any Taxes have been assessed in writing by a Taxing Authority against Acquiror or any of its Subsidiaries that have not been have been fully and timely paid, settled or properly reflected in the applicable financial statements of Acquiror or any of its Subsidiaries, and no claim in writing has been made by any Taxing Authority in a jurisdiction where neither Acquiror nor any of its Subsidiaries does not file Tax Returns that Acquiror or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c)          Acquiror and its Subsidiaries have complied in all material respects with all applicable withholding and remitting obligations for Taxes required to have been withheld in connection with amounts paid to any employees, independent contractors, creditors, stockholders and third parties and have complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(d)          To the knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries has been a party to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

5.13          Capitalization.

(a)          Subject to any amendments contemplated by Post-Initial Business Combination Charter and other than as contemplated in this Agreement and the PIPE Subscription Agreements, the authorized capital stock of Acquiror consists of (i) 220,000,000 shares of common stock, consisting of 200,000,000 shares of Acquiror Common Stock and 20,000,000 shares of Acquiror Class B Common Stock, of which 69,000,000 shares of Acquiror Common Stock are issued and outstanding as of the Agreement Date and 17,250,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the Agreement Date, (ii) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the Agreement Date and (iii) 38,800,000 warrants are issued and outstanding as of the Agreement Date. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock and all warrants exercisable for Acquiror Common Stock (a) have been duly authorized and validly issued and are fully paid and nonassessable, (b) were issued in compliance in all material respects with applicable Law (including Securities Laws), (c) were not issued in breach or violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights or Contract, and (d) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by Acquiror.

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(b)          As of the Closing Date, disregarding the effect of any stockholder redemptions of Acquiror Common Stock following the Initial Business Combination and excluding any Acquiror Common Stock or warrants which will be issued pursuant to the PIPE Subscription Agreements or as permitted pursuant to Section 6.12, 97,499,999.00 shares of Acquiror Common Stock will be issued and outstanding, 0 shares of Acquiror Class B Common Stock will be issued and outstanding, 0 shares of preferred stock will be issued and outstanding and 42,800,000 warrants exercisable for Acquiror Common Stock will be issued and outstanding.

(c)          As of the Agreement Date, there are no (A) subscriptions, calls, options, warrants, redemption or repurchase rights or rights of conversion or other similar rights, agreements, arrangements or commitments obligating Acquiror to issue or sell any shares of its capital stock, other equity interests, debt securities or securities convertible into or exchangeable for its shares or other equity interests, other than as contemplated by this Agreement (including as set forth in Section 5.13(a)), the PIPE Subscription Agreement, the Initial Business Combination Agreement and the Acquiror Organizational Documents or (B) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. As of the Agreement Date, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholder may vote.

(d)          As of the Agreement Date, other than as contemplated by the PIPE Subscription Agreement and except as set forth on Schedule 5.13(d), there are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Acquiror Common Stock.

5.14          NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the Agreement Date, are listed for trading on the NYSE under the symbol “CCX”. The issued and outstanding warrants of Acquiror are registered pursuant to Section 12(b) of the Exchange Act and, as of the Agreement Date, are listed for trading on the NYSE under the symbol “CCX WS”. Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

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5.15          Initial Business Combination. A complete and accurate description of all conditions to closing in respect of the Initial Business Combination is set forth on Schedule 5.15 hereto, which conditions are subject to waiver in accordance with the terms of the definitive transaction agreement with respect to the Initial Business Combination. As of the Agreement Date, the outside date in respect of the Initial Business Combination is that date that is eight months following the Agreement Date. As of the Agreement Date, Acquiror has no reason to believe that all conditions to closing in respect of the Initial Business Combination will not be satisfied on or prior to the outside date in respect of the Initial Business Combination.

5.16          PIPE Subscription Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the fully executed the PIPE Subscription Agreement pursuant to which the Prosus Subscriber has committed, subject to the terms and conditions therein, to purchase shares of Acquiror Common Stock. (i) the PIPE Subscription Agreement has not been amended or modified; (ii) to the knowledge of Acquiror no such amendment or modification is contemplated except as otherwise expressly set forth therein; and (iii) to the knowledge of Acquiror the commitment contained in the PIPE Subscription Agreement has not been (and is not contemplated to be) withdrawn, terminated or rescinded in any respect by Acquiror or the other parties thereto. There are no other Contracts, agreements, supplements, side letters or arrangements to which Acquiror or any of its Affiliates is a party that could affect the conditionality or availability of the financing contemplated by the PIPE Subscription Agreement. The PIPE Subscription Agreement (in the form delivered by Acquiror to the Company) is (a) in full force and effect, and constitutes the legal, valid and binding obligations of Acquiror and, to the knowledge of Acquiror, the other parties thereto, and (b) enforceable against Acquiror and, to the knowledge of Acquiror, the other parties thereto, in accordance with its terms subject to the Bankruptcy and Equity Exception. Other than as expressly set forth in the PIPE Subscription Agreement, there are no conditions precedent related to the funding of the financing contemplated by the PIPE Subscription Agreement pursuant to any agreement relating to such financing to which Acquiror or any of its Affiliates is a party. Assuming the satisfaction of the conditions set forth in Article IX, to the knowledge of Acquiror, as of the Agreement Date, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or, assuming the condition precedents in the Initial Business Combination Agreement will be satisfied, failure to satisfy a condition precedent set forth in the PIPE Subscription Agreement, or (B) result in any portion of the committed financing contemplated by the PIPE Subscription Agreement being unavailable on the Closing Date, assuming the conditions to such financing are satisfied or waived in accordance with the terms thereof. Assuming the satisfaction of the conditions set forth in Article IX, as of the Agreement Date, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the PIPE Subscription Agreement. As of the Agreement Date, (1) no party to the PIPE Subscription Agreement has notified Acquiror of its intention to terminate any of the commitments set forth in the PIPE Subscription Agreement or not to provide the financings contemplated thereto and (2) no termination of any commitment set forth in the PIPE Subscription Agreement is contemplated by Acquiror. Acquiror has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the PIPE Subscription Agreement.

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5.17          Solvency. Assuming the representations and warranties set forth in Article IV are true and correct in all material respects, immediately after giving effect to the Closing, the Acquiror, on a consolidated basis with its Subsidiaries, shall be Solvent.

ARTICLE VI
COVENANTS OF THE PARTIES

6.01          Conduct of Business Before the Closing. Except (a) as required by applicable Law, (b) as required in connection with any Transaction Agreement or (c) for matters identified on Schedule 6.01, during the period Interim Period:

(i)          The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to (w) operate the Business in all material respects in the ordinary course of business and preserve the present business operations, organization and goodwill of the Business, and the present relationships with material customers of the Business, material suppliers of the Business and creditors of the Business, (x) keep available the services of their present officers and other key employees, (y) maintain all Insurance Policies or substitutes therefor and (z) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice; provided that each of the Company and the Company Subsidiaries may take such actions as it deems reasonably necessary in its reasonable business judgment in order to mitigate, remedy, respond to or otherwise address the effects or impact of the coronavirus (COVID-19) pandemic, including complying with any Order, guidance, shelter in place and non-essential business orders by any Governmental Authority or measures to protect the health or safety of any Person (any such action, a “COVID-19 Response”); provided, further, that following any such COVID-19 Response, to the extent that the Company or any of the Company Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business, the Company shall, and shall cause the Company Subsidiaries to, except as described on Schedule 6.01(i), use reasonable best efforts to resume conducting the Company’s or such Company Subsidiary’s, as applicable, business in the ordinary course of business in all material respects as soon as reasonably practicable; and

(ii)          Without limiting the generality of the foregoing, unless Acquiror otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of the Company Subsidiaries not to, do any of the following:

(1)          change or amend any of its certificate of incorporation, articles of association, bylaws or other organizational documents;

(2)          grant any Lien on any Asset, except in the ordinary course of business, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;

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(3)          (i) fail to maintain its existence, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or merge or consolidate with, or purchase equity or a material portion of the assets of, any corporation, partnership or other business organization or division or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Transactions, including the Restructuring Support Agreement);

(4)          except for (i) any such Debt or guaranty that will be discharged at or prior to the Closing, (ii) intercompany loans or advances consistent with past practice between the Company or a Company Subsidiary, on the one hand, and the Company or another Company Subsidiary, on the other hand, and (iii) capital contribution in the form of Debt to enable the Company to pay amounts due and payable under Debt commitments and to maintain adequate liquidity (subject to any such amounts being cancelled for no consideration at or prior to the Closing), incur or issue any Debt in excess of an aggregate amount of $5,000,000, or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(5)          other than to the Company Stockholder in connection with any transaction to enable the Company to pay amounts due and payable under Debt commitments and to maintain adequate liquidity (provided that any such capital stock or securities convertible into or exchangeable for shares of capital stock, right, option or other commitment will be cancelled for no consideration at or prior to the Closing), issue or sell any additional shares of, or other equity interests in, the Company or the Company Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities;

(6)          sell, assign, transfer, lease, license or allow to lapse any rights in any material Business Intellectual Property, except for lapses of Business Registrable IP in the ordinary course of business and grants of non-exclusive licenses to third parties in the ordinary course of business;

(7)          disclose any Trade Secret held by the Company or any Company Subsidiary to any third party (except pursuant to a written agreement restricting the disclosure and use of such Trade Secrets in the ordinary course of business);

(8)          sell, transfer, lease, sublease, abandon, cancel, let lapse or convey or otherwise dispose of any Assets having a value in excess of $1,000,000, other than in the ordinary course of business or as requested by a Governmental Authority;

(9)          (i) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material Tax Return on a basis inconsistent with past practice, or fail to timely pay any material Tax that is due and payable by the applicable entity, (ii) surrender any claim for a refund of a material amount of Taxes, (iii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, (iv) make or change any material Tax election (other than in the ordinary course of business), (v) adopt or change any material Tax accounting method, (vi) file any material amendment to a material Tax Return (other than to carry back losses), (vii) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, (viii) settle or compromise any claim or assessment by a Governmental Authority in respect of a material amount of Taxes, (ix) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or (x) enter into any material Tax sharing or similar agreement (other than any agreement not primarily related to Taxes entered into in the ordinary course of business);

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(10)          other than in the ordinary course of business, enter into any settlement or release with respect to any material Action (which shall include, but not be limited to, any pending or threatened Action) relating to the Business other than any settlement or release that (i) results in a full release of the Company or the applicable Company Subsidiary with respect to the claims giving rise to such Action, or (ii) involves the payment of Liabilities reflected or reserved against in full in the Financial Statements;

(11)          acquire any real property;

(12)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company or the Company Subsidiaries in the ordinary course of business, (ii) any intercompany loans or advances consistent with past practice between the Company or a Company Subsidiary, on the one hand, and the Company or another Company Subsidiary, on the other hand; and (iii) payments of retainers to the Company’s advisors;

(13)          enter into any agreement that materially restricts the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of the Company or any of the Company Subsidiaries to enter a new line of business;

(14)          enter into, renew or amend in any material respect any Company Affiliate Agreement;

(15)          other than in the ordinary course of business or in connection with a COVID-19 Response, enter into, amend any material term of or terminate any renewal option under any material Real Property Lease; provided, however, that in no event shall the Company enter into any new Real Property Lease with a term in excess of three (3) years or amend any existing Real Property Lease such that the Company’s monetary and/or non-monetary obligations increase in any material respect;

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(16)          materially amend or terminate any Material Contract or enter into any contract that would have been a Material Contract if it had been entered into prior to the Agreement Date, in each case, other than in the ordinary course of business or in connection with a COVID-19 Response;

(17)          (i) make, declare, pay or set aside any dividends or distributions on any capital stock of the Company (in cash or in kind) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) other than in connection with any transaction to enable the Company to pay amounts due and payable under Debt commitments and to maintain adequate liquidity (provided that any such capital stock or securities convertible into or exchangeable for shares of capital stock, right, option or other commitment will be cancelled for no consideration at or prior to the Closing), authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(18)          other than as set forth in the CapEx Budget, made available to Acquiror, enter into any commitment for capital expenditures in excess of $1,600,000 in the aggregate;

(19)          enter into any material new line of business outside of the Business currently conducted by the Company and the Company Subsidiaries as of the Agreement Date;

(20)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(21)          voluntarily fail to maintain coverage under any of the Insurance Policies in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and the Company Subsidiaries and their assets and properties, or cancel or materially change such Insurance Policies; and

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(22)          (i) adopt, establish or enter into any Employee Plan, or materially amend, terminate or increase the benefits under any existing Employee Plan as of the date of this Agreement, except as required by the terms of any Employee Plan or applicable Law, (ii) materially increase the wages, salaries, or bonuses payable to any Service Provider except for increases in the ordinary course of business consistent with past practice for Service Providers earning base salaries or wages of $120,000 per year or less or as required under the terms of any Employee Plan; provided that, no such increase shall exceed a 2% increase as compared to the wages, salaries or bonuses paid to such Service Providers on an individual basis in the prior year, (iii) hire or promote any Service Provider earning a base salary or wages of $120,000 per year or more, or terminate any Service Provider other than for “cause” or (iv) grant or amend any equity-based compensation to any Service Provider; and

(23)          enter into any legally binding commitment with respect to any of the foregoing.

6.02          Access to Information.

(a)          During the Interim Period, upon reasonable prior written notice (and subject to any limitations as a result of the coronavirus (COVID-19) pandemic), the Company shall, and shall cause each of the Company Subsidiaries to, at the sole cost and expense of Acquiror, (i) afford Acquiror and its Representatives reasonable access, during normal business hours, to the properties, books and records and Tax Returns of the Company and the Company Subsidiaries, (ii) furnish to Acquiror and its Representatives such additional financial and operating data and other information regarding the Business as Acquiror or its Representatives may from time to time reasonably request for purposes of consummating the Transactions (including for purposes of calculating Pro-Forma Available Closing Date Cash), and (iii) make available to Acquiror and its Representatives, during normal business hours, those directors, officers, employees, internal auditors, accountants and other Representatives of the Company and the Company Subsidiaries, except, in the case of (i) and (ii), as set forth in Section 6.02(b).

(b)          Notwithstanding anything in this Agreement to the contrary, (i) (A) in no event shall the Company, the Company Subsidiaries or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information the disclosure of which, in the judgment of legal counsel, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of the Company, the Company Subsidiaries or any of their respective Affiliates relating to such information, or (3) information the disclosure of which would cause the Company, any of the Company Subsidiaries or any of their respective Affiliates to breach a confidentiality obligation to which it is bound; provided, that the Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding clauses (1), (2) or (3) apply, and (B) any access or investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Company, the Company Subsidiaries or any of their respective Affiliates or the Business; and (ii) the auditors and accountants of any of the Company, the Company Subsidiaries or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c)          If so requested by the Company, on the one hand, or Acquiror, on the other hand, Acquiror or the Company, as the case may be, shall enter into a customary joint defense agreement or common interest agreement with one or more of the Company, the Company Subsidiaries or any of their respective Affiliates, or Acquiror, as applicable, with respect to any information provided to Acquiror, or to which Acquiror gains access, pursuant to this Section 6.02 or otherwise.

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(d)          No later than 11:59 PM, Eastern Standard Time on the second Business Day following the date of the Study Closing (and, in the event the Closing has not occurred, twice weekly thereafter until the Closing occurs), (i) Acquiror shall provide to the Company Acquiror’s good faith estimate of the calculation of the Pro-Forma Available Closing Date Cash (excluding any components thereof relating to the Company and its Subsidiaries), which statement shall set out each of the components of the calculation thereof and (ii) the Company shall provide to Acquiror the Company’s good faith estimate of the components relating to the Company and its Subsidiaries of Pro-Forma Available Closing Date Cash.

6.03          Confidentiality.

(a)          Acquiror acknowledges that (i) the Confidential Information (as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 6.02, is subject to the Confidentiality Agreement and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference, and (ii) the Confidentiality Agreement shall continue in full force and effect (and all obligations thereunder shall be binding upon Acquiror, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, the provisions in the Confidentiality Agreement which by their terms survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms.

(b)          Other than press releases and public announcements undertaken in accordance with Section 11.16, none of the Company, the Company Subsidiaries or their respective Representatives or Affiliates shall make any statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions or, disclose to any third party any confidential information of the Acquiror without the prior written consent of the Acquiror; provided, however, that this provision shall not apply to disclosures (i) of publicly-available information, (ii) by the Company and their Affiliates to their respective legal and financial advisors (including those providing valuation analysis), (iii) made in connection with seeking any consent with respect to the Transactions, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided and (iv) compelled by judicial or administrative process, Order or by applicable Law.

6.04          Regulatory Approvals.

(a)          Subject in all respects to Section 6.04(b) and Section 6.04(c), Acquiror shall, and shall cause its Affiliates to take, any and all steps to make all required filings and promptly obtain all Consents, Permits and Orders of all Government Authorities that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions) (collectively, the “Government Approvals”).

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(b)          Without limiting the generality of Acquiror’s obligations under Section 6.04(a), to the extent required, each of the Parties shall make its respective filing under the HSR Act with respect to the Transactions within ten (10) Business Days of the Agreement Date, unless otherwise extended by mutual agreement between the Company and Acquiror, and any and all other filings required pursuant to other Antitrust Laws with respect to the Transactions as promptly as reasonably practicable following the Agreement Date. Subject in all respects to Section 6.04(c), Acquiror shall, and shall cause its Affiliates to, take any and all necessary steps to resolve as soon as reasonably practicable prior to the Outside Date, any inquiry or investigation by any Governmental Authority relating to the Transactions under any Antitrust Law. In connection with any such inquiry or investigation, each Party further agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested or required pursuant to applicable Law, including any Antitrust Law. Neither Party shall withdraw its HSR Act filing, or other filing required by Antitrust Law, enter into any agreements to extend any HSR Act waiting period or other waiting period under any Antitrust Law, or enter into any agreements to delay or not to consummate the Transactions without the prior written consent of the other Parties. Acquiror shall pay all filings fees related to the HSR Act and any other filings under any other Antitrust Laws.

(c)          Subject to this Section 6.04, but notwithstanding any other provision in this Agreement, Acquiror shall, and shall cause its Subsidiaries to, promptly take and diligently pursue any or all actions to the extent necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person in opposition to the consummation of any of the Transactions, so as to enable the Parties to consummate the Transactions as soon as reasonably practicable, but in any event not later than the Outside Date. In furtherance of this obligation, and subject in all respects to the other provisions of this Section 6.04, Acquiror shall, and shall cause its Subsidiaries to: (i) offer, negotiate, effect, and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, or other disposition of or restriction on, the Company, any of the Company Subsidiaries, Acquiror’s or Acquiror’s Subsidiaries’ assets or businesses; provided, however, that any such sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action on the Company or the Company Subsidiaries is conditioned on the occurrence of, and shall become effective only from and after, the Closing Date; and (ii) to take any and all actions to avoid and, if necessary, defend any threatened or initiated litigation under any Antitrust Law that would prevent or delay consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.04 or any other provision of this Agreement shall require or obligate (x) Acquiror’s Affiliates, the Sponsor, the PIPE Subscriber, their respective Affiliates (other than, for the avoidance of doubt, the Company and the Company Subsidiaries) and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor, the PIPE Subscriber or of any such investment fund or investment vehicle to take any action in connection with the sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein or (y) Acquiror to (and the Company and the Company Subsidiaries shall not without the prior written consent of Acquiror) take any action with respect to the assets of the Company and Company Subsidiaries in connection with such any sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect the Company’s or such Company Subsidiary’s, as applicable, freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company’s or such Company Subsidiary’s, as applicable, or any interest therein, other than a sale, divestiture, license, disposition, restriction on, holding separate or other similar arrangement or action that would not cause a material impact on the Business or the Company and the Company Subsidiaries, taken as a whole.

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(d)          Acquiror shall promptly notify the Company of any oral or written communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 6.04, permit the Company and its Representatives to review in advance, and Acquiror shall consider in good faith the views of the Company and its Representatives with respect to, any communication relating to the matters that are the subject of this Section 6.04 proposed to be made by Acquiror to any Governmental Authority and provide the Company with copies of all substantive correspondence, filings or other communications between Acquiror or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6.04, provided, however, that materials proposed to be submitted in response to any such Governmental Authority communication may be redacted: (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Acquiror agrees to provide the Company and its Representatives the opportunity, on reasonable advance notice, to participate in any substantive meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry, to the extent permitted by such Governmental Authority. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Further, subject to the Confidentiality Agreement, the Company shall reasonably cooperate with Acquiror in promptly exchanging information, providing assistance, and furnishing information or documentation to any Governmental Authority as Acquiror may reasonably request in connection with obtaining any required antitrust or other approvals for the transactions contemplated in the PIPE Subscription Agreement. Nothing in this Section 6.04(d) shall be applicable to Tax matters.

(e)          Actions or agreements required of Acquiror pursuant to this Section 6.04 shall under no circumstances be considered a Material Adverse Effect.

6.05          Third Party Consents. Each Party agrees to cooperate and use commercially reasonable efforts to obtain any other consents and approvals from any third person other than a Governmental Authority that may be required in connection with any Transaction (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, the Company, Acquiror and their respective Affiliates shall not be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of the Company contained in any Transaction Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third Party Consents (other than as a result of a breach by the Company of this Section 6.05) or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents.

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6.06          Cooperation. Without limiting any covenant contained in this Article VI, including the obligations of the Company and Acquiror with respect to the notifications, filings and applications described in Section 6.04 and subject to the last sentence of this Section 6.06, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 6.06, during the Interim Period, (a) the Company and Acquiror shall, and shall cause their respective Affiliates to, (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing (other than with respect to the Study Closing Condition and the Available Closing Date Cash Condition) and (ii) without limiting the foregoing or modifying the Parties’ respective obligations pursuant to Section 6.04 (and subject to the limitations therein) use reasonable best efforts to cause all mutual Closing Conditions and the Closing Conditions (other than the Study Closing Condition and the Available Closing Date Cash Condition) of the other Party to be met as promptly as practicable and in any event on or before the Outside Date and (b) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party; provided, that notwithstanding anything to the contrary in this Section 6.06, (x) all obligations with respect to the Study Closing Condition and any matters associated therewith, including all matters related to the Initial Business Combination Agreement and the Study Closing, shall be exclusively governed by Section 6.19 and (y) all obligations with respect to the Available Closing Date Cash Condition and any matters associated therewith shall be exclusively governed by Section 6.21.

6.07          Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 4.20 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries (except for any loss of Tax attributes or Tax assets), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.08          Employee Matters.

(a)          Continuing Employees. Acquiror agrees that for a period of at least twelve (12) months following the Closing Date, each Continuing Employee shall be entitled to receive, while in the employ of Acquiror or its Affiliates, salary, wages and cash incentive compensation opportunities that, in each case, is no less favorable than the salary, wages and cash incentive compensation opportunities as were provided to such Continuing Employee immediately prior to the Agreement Date by the Company or the applicable Company Subsidiary. Acquiror shall, and shall cause its Affiliates to provide, for a period of at least twelve (12) months following the Closing Date, each Continuing Employee with employee benefits (excluding long-term incentive, equity and equity-based compensation and severance benefits) that are, in the aggregate, no less favorable than the employee benefits provided to such Continuing Employee immediately prior to the Agreement Date. Acquiror agrees that for a period of at least twelve (12) months following the Closing Date, each Continuing Employee shall be entitled to receive the separation and severance benefits as listed in Schedule 6.08 (after giving credit for post-Closing services as contemplated in Section 6.08(b)).

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(b)          Credit for Service. Acquiror shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit Continuing Employees for service earned on and prior to the Closing Date with the Company, the Company Subsidiaries or predecessors, in addition to service earned with Acquiror and its Affiliates on or after the Closing Date, for purposes of eligibility, vesting, paid-leave entitlement or the calculation of benefits under any employee benefit plan, program or arrangement of Acquiror or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits); provided, however, that nothing herein shall result in a duplication of benefits with respect to the Continuing Employees

(c)          Pre-existing Conditions; Coordination. Acquiror shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Continuing Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Acquiror or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date. Acquiror shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Continuing Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the health plans of the Company and the Company Subsidiaries in the calendar year in which the Closing Date occurs.

(d)          Works Council Process. Each Party shall, and shall cause its Affiliates to, use their respective reasonable best efforts to cooperate to obtain the Works Council Completions and any related notification or consultation requirements, whether required by applicable Law or otherwise undertaken in good faith by the Company and its Subsidiaries.  Acquiror shall timely provide the Company and its relevant Subsidiaries any information required or reasonably requested by the Company relating to the Acquiror and the New Credit Agreements and Acquiror’s plans for such Covered Employees in connection with any such notification or consultation procedures.  Acquiror shall be responsible for the correctness and completeness of the information provided to the Covered Employees of the Company and its Subsidiaries and any applicable works councils relating to Acquiror and its Affiliates.

(e)          No Third Party Beneficiaries. The Parties acknowledge and agree that nothing in this Agreement, including in this Section 6.08, is intended to and shall not (i) create any third party rights with respect to any Covered Employee, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Acquiror or any of its Affiliates or the Company or its Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee or any Continuing Employee with any rights to continued employment.

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6.09          Existing Debt Restructuring; Obligations Under the Existing Debt Agreement and the Restructuring Support Agreement.

(a)          From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with Article X, the Company shall, and shall cause the Company Subsidiaries to, use its and their reasonable best efforts to provide, and to use its and their reasonable best efforts to cause their respective officers, employees, agents and representatives, as applicable, to use their respective reasonable best efforts to provide, reasonable cooperation or assistance with the consummation of the Existing Debt Restructuring and other transactions contemplated by the Restructuring Support Agreement (including the incurrence of the New Term Loans), including using their reasonable best efforts with respect to the following: (i) furnishing Acquiror and its financing sources with the financial statements required by the Restructuring Support Agreement and the New Term Loan Agreements and such other customary financial information reasonably requested in writing by Acquiror, (ii) facilitating the pledge and perfection of security interests in collateral, which pledge shall only be effective at Closing, (iii) providing and executing documents as are customary for secured term loan financings, and as may be reasonably requested in writing by Acquiror and (iv) preparing and furnishing to Acquiror and its financing sources all other information and disclosures relating to the Company and its subsidiaries (including their businesses and operations) customarily required for completion of the refinancing of indebtedness contemplated by the Restructuring Support Agreement (including assisting in the preparation of any related deliverables in connection with the Existing Debt Restructuring (including any officer’s certificates, solvency certificates or schedules)); provided that, notwithstanding anything to the contrary contained in this Section 6.09, (x) nothing in this Section 6.09 shall require any such cooperation or assistance to the extent that it would (I) require the Company or the Company Subsidiaries to prepare or provide (A) financial information that the Company or the Company Subsidiaries do not maintain in the ordinary course of business, (B) information not reasonably available to the Company or the Company Subsidiaries under their current reporting systems, (C) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or projections (it being agreed that financial information necessary to prepare such pro forma adjustment or projections shall be provided upon reasonable request) or (D) consolidating subsidiary financial statements, (II) cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, (III) the Company and its Subsidiaries to take, or commit to take, any action that would reasonably be expected to conflict with or violate any Laws or would reasonably be expected to conflict with, violate or result in a breach of or default under, any contractual obligation of the Company or any organizational document of the Company, (IV) require the board of directors or similar body or officers of the Company or its Subsidiaries to approve, consent to or execute any agreement or document (other than those directors or similar body or officers continuing in such capacity after the Closing), (V) except as contemplated by the Restructuring Support Agreement, require the Company and its Subsidiaries to become liable for any fees or expenses prior to the Closing Date, (VI) except as contemplated by the Restructuring Support Agreement, require the Company or its Subsidiaries to execute any agreement or incur any obligation or liability that would be effective before the Closing Date, (VII) require the Company or its Subsidiaries to amend or modify any agreement, issue any debt or equity instrument, incur any obligation or pay any amount in connection with the Restructuring Support Agreement, in each case of this clause (VII), prior to the Closing, unless agreed by them in their discretion in connection with the negotiation of such agreement, or (VIII) require the Company or the Company Subsidiaries or any of their directors, officers or employees to (A) make any representation, warranty or certification that the Company or the Company Subsidiaries have determined is untrue, (B) deliver any certificate or take any other action that could reasonably be expected to result in personal liability to any director, officer or employee or any of the Company or the Company Subsidiaries, or (C) obligate any of the Company or the Company Subsidiaries to provide, or cause to be provided, any legal opinion from its counsel, or to provide any information or take any action to the extent it would result in a loss of any privilege (so long as reasonable best efforts are taken to provide such information in a manner that would not result in a loss of privilege).  All information provided by the Company and its Subsidiaries or any of their respective representatives pursuant to this Section 6.09 shall be kept confidential in accordance with the Confidentiality Agreement, except that Acquiror shall be permitted to disclose such information to its debt financing sources, rating agencies and prospective lenders subject to such financing sources, rating agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information. The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Existing Debt Restructuring; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill or any of their respective products, services, offerings or Intellectual Property rights.

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(b)          From the date of this Agreement, the Company shall comply with all of its obligations under (i) each Existing Debt Agreement (including any such obligations separately agreed pursuant to any amendment, modification, supplement or forbearance) and each Existing Forbearance, other than such obligations, the breach of which, and the relevant lenders’ rights to exercise remedies under such Existing Debt Agreement, are subject to the terms of any valid amendment, supplement, waiver and/or forbearance and (ii) the Restructuring Support Agreement. For the avoidance of doubt, Acquiror shall not have any liability or obligation under any Existing Debt Agreement nor the Restructuring Support Agreement.

(c)          During the time period beginning on the date of the Study Closing and ending on the Closing Date, Acquiror shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to, and to use their reasonable best efforts to cause their respective officers, employees, agents and representatives, as applicable, to use their respective reasonable best efforts to satisfy all conditions within its control to the incurrence of the New Term Loans on the Closing Date.

(d)          At the Closing, Acquiror shall pay or cause its Subsidiaries to pay in full an amount equal to the Repaid Debt Amount in accordance with the terms of the Restructuring Support Agreement in immediately available funds to an account or accounts designated by the Company, and in accordance with payment direction letters in form and substance acceptable to the Company and delivered to the Acquiror by the Company at least two (2) Business Days prior to the Closing.

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6.10          No Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use reasonable best efforts to require each of its Subsidiaries to comply with the foregoing sentence.

6.11          No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The Company acknowledges that it has read the Acquiror Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of the Acquiror Stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Initial Business Combination is not consummated by October 1, 2021, or, in the event of termination of a definitive agreement in respect of the Initial Business Combination, another Business Combination, is not consummated by July 1, 2021, or such later date as approved by the Acquiror Stockholders to complete a Business Combination, Acquiror will be obligated to return to the Acquiror Stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including any willful breach of this Agreement; provided, however, that nothing in this Section 6.11 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to bring any action or actions for specific performance, injunctive and/or other equitable relief. This Section 6.11 shall survive the termination of this Agreement for any reason.

6.12          Conduct of Acquiror During the Interim Period. During the Interim Period, except as set forth on Schedule 6.12 or as contemplated by this Agreement, the Initial Business Commination Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not and shall not permit any of its Subsidiaries (excluding (other than for purposes of clauses (g) and (h) below), following the Study Closing, Study’s Subsidiaries) to:

(a)          other than to adopt the Post-Initial Business Combination Charter, change, modify or amend the Trust Agreement or the Acquiror Organizational Documents;

(b)          (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than as required by Acquiror’s Organizational Documents in order to consummate the Transactions (including the redemption of any shares of Acquiror Common Stock required by the Redemption Offer) and other than pursuant to the Initial Business Combination Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

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(c)          enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror other than wholly-owned Subsidiaries;

(d)          waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability, other than (x) in the ordinary course of business consistent with past practice, (y) that otherwise do not require payment in an amount that exceeds, in the aggregate, the amount set forth on Schedule 6.12(d) or (z) that relates directly or indirectly to this Agreement or the Transactions (including any class action or derivative litigation) that do not require payment of damages in an amount that exceeds, in the aggregate, the amount set forth on Schedule 6.12(d);

(e)          (i) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material Tax Return on a basis inconsistent with past practice, or fail to timely pay any material Tax that is due and payable by the applicable entity, (ii) surrender any claim for a refund of a material amount of Taxes, (iii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, (iv) make or change any material Tax election (other than in the ordinary course of business), (v) adopt or change any material Tax accounting method, (vi) file any material amendment to a material Tax Return (other than to carry back losses), (vii) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, (viii) settle or compromise any claim or assessment by a Governmental Authority in respect of a material amount of Taxes, (ix) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or (x) enter into any material Tax sharing or similar agreement (other than any agreement not primarily related to Taxes entered into in the ordinary course of business);

(f)          issue or agree to issue to any Person any Acquiror Common Stock or any Warrants exercisable for Acquiror Common Stock other than (i) in connection with the exercise of any warrants exercisable for Acquiror Common Stock which are outstanding on the Agreement Date, (ii) the Transactions and the transactions contemplated by the Initial Business Combination Agreement (including, for the avoidance of doubt, the transactions contemplated by the PIPE Subscription Agreements), (iii) Acquiror Common Stock at a purchase price, equal to or greater than ten dollars ($10.00) per share (before calculating any transaction expenses, original issuance discounts or other similar premiums, charges and expenses that are customary for issuances of equity or equity-linked securities in connection with a private investment in a public company) or (iv) any warrants exercisable for shares of Acquiror Common Stock with an exercise price equal to or greater than eleven dollars ($11.50);

(g)          accelerate any capital or operational expenditures or accelerate the payment of any accounts payable or defer the receipt of any accounts receivable, in each case to the extent that any such acceleration or deferral would materially prevent or delay satisfaction of the Available Closing Date Cash Condition (it being understood that such limitation shall not prevent the Acquiror or its Subsidiaries from making capital or operational expenditures or paying accounts payable other than in the manner described above);

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(h)          make any advance, loan or other extensions of credit (other than advances or extensions of credit to (x) customers or suppliers in the ordinary course of business or (y) directors, officers or employees of Study or its Subsidiaries, in each case that were committed to by Study or its Subsidiaries prior to the Study Closing) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or purchase or acquire the capital stock, Debt or other similar instruments issued by, any Person, in each case to the extent that any such item would prevent or delay satisfaction of the Available Closing Date Cash Condition; provided, that Acquiror and its Subsidiaries may take any action which would otherwise be prohibited by this clause (h) if the amount of such advance, loan, extension of credit, or the value of such purchase or acquisition, is added to the calculation of the Pro-Forma Available Cash on each subsequent date on which the Pro-Forma Available Cash is calculated; or

(i)          enter into any legally binding commitment with respect to any of the foregoing.

6.13          Proxy Statement; Special Meeting.

(a)          The Company shall furnish to Acquiror all information concerning the Company and the Company Subsidiaries as may be reasonably requested by Acquiror in connection with (i) the preparation, filing and distribution (as applicable) of the Proxy Statement and (ii) in response to any comments of the SEC with respect to the Proxy Statement. If the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then the Company shall promptly inform Acquiror. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto, as applicable) or responding to any comments of the SEC with respect thereto, Acquiror (i) shall provide the Company an opportunity to review and comment on such document or response to the extent such document or response contains any information provided by the Company, and (ii) shall give reasonable and good faith consideration to all comments reasonably proposed by the Company with respect thereto.

6.14          Acquiror NYSE Listing. From the Agreement Date through the Closing, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, the NYSE.

6.15          Acquiror Public Filings. From the Agreement Date through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

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6.16          Exclusivity.

(a)          During the Interim Period, except as provided in Section 6.16(b) the Company shall not and shall not authorize or permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to (i) make or negotiate any offer or proposal involving any third party to, (A) issue, sell or otherwise transfer any interest in the Company or any of the Company Subsidiaries or all or any material portion of its or their Assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, other than with Acquiror or any of its Affiliates, any recapitalization, refinancing, merger or other similar transaction involving the Company or the Company Subsidiaries (any of the foregoing hereinafter referred to as an “Alternative Proposal”), (ii) solicit any inquiries or proposals regarding any Alternative Proposal, (iii) initiate any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an Alternative Proposal, or (iv) enter into any agreement with respect to any Alternative Proposal made by any third party; provided, however, that nothing in the foregoing clause shall restrict the Company or its Affiliates or Representatives during the Interim Period from disclosing to the Company Stockholder any unsolicited proposal received in connection with any Alternative Proposal to the extent required by their obligations under applicable Law. The Company shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Agreement Date with respect to, or which is reasonably likely to give rise to or result in, an Alternative Proposal.

(b)          Notwithstanding Section 6.16(a), the Company and its Affiliates and Representatives shall be permitted to initiate and respond to and thereafter progress any discussions with and/or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an Alternative Proposal if (A) (i) either Study or Acquiror notifies the other that such other party is in breach of its obligations under the Initial Business Combination Agreement and such breach has not been cured by the breaching party within twenty (20) days from the date of such breach, (ii) the initial date of the Special Meeting is postponed by Acquiror by more than fifteen (15) days or (iii) the Closing has not occurred by the date that is six (6) months following the Agreement Date and (B) the board of directors of the Company or one of its Subsidiaries determines in good faith, on the basis of advice from its legal counsel, that failure to seek an Alternative Proposal inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall promptly keep Acquiror reasonably apprised of any inquiries or proposals regarding, or upon entering into, any negotiations in respect of an Alternative Proposal in accordance with the foregoing sentence and shall provide Acquiror with copies of all documents related thereto.

6.17          Obligations of the Company Subsidiaries. To the extent that this Agreement requires the Company or any of the Company Subsidiaries to take any action, the Company shall cause any such Company Subsidiary to take such action.

6.18          Holding Structure Reorganization. Prior to the implementation of a Holding Structure Reorganization, the Company shall provide to Acquiror a written steps plan outlining the steps that will be taken to effect such Holding Structure Reorganization and shall share those portions of the Holding Structure Reorganization that implicate the Company Stockholder with Acquiror and provide Acquiror a reasonable opportunity to review and comment on such steps plan (provided, that the Company and its direct and indirect shareholders may decide in their reasonable discretion whether to accept any comments or requests of Acquiror with respect to such steps plan). The Holding Structure Reorganization shall not in any way (x) adversely affect Acquiror and its Affiliates or the Business in any respect or (y) prevent or impair or delay the consummation of the transactions contemplated by, or the performance of any party’s obligations under, the Transaction Agreements.

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6.19          Initial Business Combination. Acquiror shall use reasonable best efforts to comply in all material respects with its obligations under the Initial Business Combination Agreement subject to the terms and conditions thereof to the extent any noncompliance with such obligations would prevent or delay the Study Closing; provided, however, that nothing herein shall modify Acquiror’s obligations under the Initial Business Combination Agreement and under no circumstances shall Acquiror be required to waive a closing condition in respect of the Initial Business Combination or to amend, or renegotiate the terms of, the Initial Business Combination Agreement in order to satisfy its obligations under this Section 6.19; and provided, further, that this Section 6.19 shall, in no manner, prevent, hinder or impair Acquiror’s exercise of its rights under, and in no event shall Acquiror be deemed to be not in compliance with its obligations under this Section 6.19 if Acquiror is not in breach of its obligations under the Initial Business Combination Agreement Acquiror shall keep the Company reasonably apprised of the status of the matters relating to the completion of the Initial Business Combination, including with respect to the negotiations relating to the satisfaction of the closing conditions in respect thereof.

6.20          Release. At and subject to the Closing, Acquiror shall deliver to the Company a binding letter agreement (A) releasing, remising, and forever discharging, to the extent permissible under applicable Law, any and all rights, claims, and losses of any type that Acquiror and its Affiliates (including, following the Closing, the Company and its Subsidiaries) has had, has or might hereafter have against the Company and its respective individual, joint or mutual, past, present and future representatives, Affiliates, direct and indirect stockholders, Subsidiaries, successors and assigns (each a “Releasee”) in respect of, relating to or arising in connection with the Business and (B) irrevocably covenanting, on behalf of Acquiror and its Affiliates, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Releasee, based upon any matter purported to be released thereby; each Releasee shall be a third party beneficiary of such letter agreement.

6.21          Financing Efforts.  If the Available Closing Date Cash Condition is not satisfied at the time of the Study Closing, then thereafter, and only to the extent necessary to satisfy the Available Closing Date Cash Condition, Acquiror shall use its reasonable best efforts to obtain financing to the extent and subject to the terms and limitations set forth on Schedule 6.21 (the “Additional Financing”).

ARTICLE VII
POST-CLOSING COVENANTS

7.01          Directors’ and Officers’ Indemnification and Exculpation.

(a)          Acquiror agrees that following the Closing and prior to the sixth (6th) anniversary of the Closing Date all rights of the individuals who on or prior to the Closing Date were directors, officers, managers or employees (in all of their capacities) of the Company or any Company Subsidiary (collectively, the “D&O Indemnified Parties”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation, bylaws, or comparable organizational documents of the Company or such Company Subsidiary, as applicable, as now in effect, and any indemnification agreement, as now in effect by and between a D&O Indemnified Party and the Company or any Company Subsidiary, shall survive the Closing Date and shall continue in full force and effect against the Company or the applicable Company Subsidiary in accordance with the terms of such agreement. Following the Closing and prior to the sixth (6th) anniversary of the Closing Date, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by Law.

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(b)          The provisions of this Section 7.01 are intended to be for the benefit of and shall be enforceable by, each D&O Indemnified Party, his or her successors and heirs and his or her legal representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. The obligations of Acquiror under this Section 7.01 shall not be amended, terminated or modified in such a manner as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 7.01 applies without the written consent of the affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 7.01 applies shall be third-party beneficiaries of this Section 7.01), and this Section 7.01 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Acquiror and each Company Subsidiary.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. If Acquiror or, following the Closing and prior to the sixth (6th) anniversary of the Closing Date, any Company Subsidiary, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in such case, Acquiror shall use commercially reasonable efforts to cause proper provisions to be made so that the successors and assigns of Acquiror or such Company Subsidiary or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 7.01.

(d)          For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries, to maintain in effect the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ Insurance Policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company and its Subsidiaries for such Insurance Policy for its most recent annual renewal; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.01(d) shall be continued in respect of such claim until the final disposition thereof.

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7.02          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.03          Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquaintances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party.

ARTICLE VIII
TAX MATTERS

8.01          Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Acquiror shall be liable for and shall pay any Transfer Taxes attributable to the Transactions. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Parties’ cooperation, and file such Tax Return.

8.02          Tax Cooperation. The Company and Acquiror shall use commercially reasonable efforts to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company or any of the Company Subsidiaries as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any Tax claim. The Company shall cause the Company Stockholder and each of their Affiliates to use commercially reasonable efforts to respond, as promptly as practicable, to Acquiror’s requests for information and assistance reasonably required to determine whether an “ownership change” within the meaning of Section 382 of the Code has occurred during the time the Company was owned by the Company Stockholder; provided that the Company, the Company Stockholder or any of its Affiliates shall not be required to provide any such information or assistance (including, but not limited to, personally identifiable information of any of its investors) that any of the Company, the Company Stockholder or any Affiliate considers confidential in its reasonable discretion.

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ARTICLE IX
CONDITIONS TO CLOSING

9.01          Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)          Governmental Approvals. All applicable waiting periods under the HSR Act shall have expired or been terminated and the Government Approvals specified on Schedule 9.01(a) shall have been obtained or, if applicable, shall have expired, shall have been waived by the applicable Governmental Authority or shall have been terminated.

(b)          No Order. There shall be no Order in existence that prohibits the consummation of the Transactions.

(c)          Initial Business Combination Completion. The Initial Business Combination shall have been completed (the “Study Closing Condition”).

(d)          Pro-Forma Available Cash. The Pro-Forma Available Cash as of the proposed Closing Date shall be not less than the Minimum Pro-Forma Available Cash; provided, if such condition has been satisfied on any such proposed Closing Date, such condition shall be deemed to be satisfied even if Pro-Forma Available Closing Date Cash is subsequently less than the Minimum Pro-Forma Available Cash; provided, however, that the foregoing proviso shall not apply if such shortfall is the result of any subsequent reduction of Pro-Forma Available Closing Date Cash of the Company and its Subsidiaries resulting from payments made or expenses incurred by the Company or its Subsidiaries that are outside of the ordinary course of business.

9.02          Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)          Representations and Warranties and Covenants.

(i)          all representations and warranties of Acquiror (other than Section 5.13(a) (Capitalization)) contained in this Agreement shall be true and correct in all respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date), except for breaches or inaccuracies that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Acquiror to consummate the Transactions or otherwise perform its obligations under the Acquiror Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material” in such representations and warranties;

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(ii)          the representations and warranties of Acquiror contained in Section 5.13(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Agreement Date and as of the Closing Date, as if made anew at and as of that time;

(iii)          the representations and warranties of Acquiror contained in Section 5.13(b) (Capitalization) shall be true and correct in all material respects, as of the Agreement Date and as of the Closing Date, as if made anew at and as of that time;

(iv)          the covenants contained in this Agreement required to be complied with by Acquiror on or before the Closing shall have been complied with in all material respects; and

(v)          the Company shall have received a certificate signed by an authorized officer of Acquiror, dated as of the Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i), (ii), (iii) and (iv).

(b)          No Event of Default. After giving effect to the Closing, there shall be no “Event of Default” under the New Credit Agreements.

9.03          Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligation of Acquiror sand Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)          Representations and Warranties and Covenants.

(i)          all representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.03(a)(ii), (iii) and (iv)) shall be true and correct as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material” or “Material Adverse Effect” in such representations and warranties;

(ii)          each of the representations and warranties of the Company contained in Section 4.01 (Organization and Authority), Section 4.16 (Brokers) and Section 4.20 (Affiliate Agreements), in each case shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date);

(iii)          each of the representations and warranties of the Company contained in Section 4.07(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time;

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(iv)          the representations and warranties of the Company contained in Section 4.03 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Agreement Date and as of the Closing Date, as if made at and as of that time;

(v)          the covenants contained in this Agreement required to be complied with by the Company on or before the Closing shall have been complied with in all material respects; and

(vi)          Acquiror shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) through (v).

(b)          Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect.

9.04          Frustration of Closing Conditions. Neither the Company nor Acquiror may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith, to use reasonable best efforts to cause the mutual Closing Conditions and the Closing Conditions of each such other Party to be satisfied (subject to the provisions of Section 6.06) (Cooperation), or to satisfy its obligations set forth in Section 6.06 (Cooperation) (subject to the terms thereof).

9.05          Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X
TERMINATION/EFFECTIVENESS

10.01          Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing and the transactions contemplated hereby abandoned:

(a)          by the mutual written consent of the Company and Acquiror;

(b)          by the Company, if Acquiror shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Acquiror that would, in either case, cause any Closing Condition set forth in Section 9.02(a) not to be satisfied and such breach is not waived by the Company and (i) is curable and is not cured by Acquiror prior to the earlier to occur of (A) thirty (30) Business Days after receipt by Acquiror of the Company’s notice of its intent to terminate, and (B) the Outside Date or (ii) is incapable of being cured prior to the Outside Date; provided, however, that the Company is not then in material breach of this Agreement;

(c)          by Acquiror, if the Company shall have breached any representation or warranty or failed to comply with any covenant applicable to the Company that would, in either case, cause any Closing Condition set forth in Section 9.03(a) not to be satisfied and such breach is not waived by Acquiror and (i) is curable and is not cured by the Company prior to the earlier to occur of (A) thirty (30) Business Days after receipt by the Company of Acquiror’s notice of its intent to terminate, and (B) the Outside Date or (ii) is incapable of being cured prior to the Outside Date; provided, however, that Acquiror is not then in material breach of this Agreement;

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(d)          unless otherwise agreed by the Parties, by the Company or Acquiror, if the Closing shall not have occurred by the date that is eight (8) months following the Agreement Date (the “Outside Date”); provided, however, that (i) if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties or covenants contained in this Agreement by Acquiror or the Company, then the Party that failed to fulfill such obligations or breached the Agreement may not terminate this Agreement pursuant to this Section 10.01(d) and (ii) in the event that Study Closing has occurred, the Outside Date shall be deemed to mean the date that is the later of (x) three (3) months following the Study Closing and (y) six (6) months following the Agreement Date, but (in either case in this clause (ii)) in no event later than eight (8) months following the Agreement Date;

(e)          by the Company or Acquiror, in the event that any Governmental Authority of competent jurisdiction shall have issued an Order that permanently enjoins the consummation of the Merger and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to the Company or Acquiror whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Order or other action;

(f)          automatically if (x) the Restructuring Support Agreement has been terminated or is no longer in full force and effect, (y) any Existing Forbearance has been terminated or is no longer in effect, the “Forbearance Termination Date” (as defined in any Existing Forbearance) occurs and/or the forbearance by the Lenders contemplated by any Existing Forbearance is otherwise no longer in effect, and/or (z) if the Company files for Chapter 11 under the U.S. Bankruptcy Code or otherwise commences any similar insolvency proceeding in any jurisdiction;

(g)          automatically at the time at which (x) the loans or commitments under any Existing Debt Agreement has been accelerated and/or (y) the Lenders take any action to foreclose upon, take possession of, sell, or enforce any lien or encumbrance on any of their collateral and/or the Required Consenting Lenders (as defined in the Restructuring Support Agreement) or elect to deliver a formal notice that they intend to initiate an Action against the Company and its Subsidiaries to enforce their rights or seek remedies under the Existing Credit Agreements;

(h)          by the Acquiror, if (i) the (x) the Company breaches its obligations under Section 6.09(b) and/or (y) Required Consenting Lenders (as defined in the Restructuring Support Agreement) breach their obligations under the Restructuring Support Agreement, in each case of clauses (x) and (y), in a manner which has, or would reasonably be expected to have, a non-de-minimis adverse economic impact on the rights of the Company and its Subsidiaries or the Acquiror and its Subsidiaries thereafter or (ii) the Restructuring Support Agreement or any term thereof is amended, waived, supplemented or otherwise modified without the consent of the Acquiror in a manner which has, or would reasonably be expected to have, a non-de-minimis adverse economic impact on the rights of the Company and its Subsidiaries or the Acquiror and its Subsidiaries thereafter; or

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(i)          automatically, following the occurrence of a Forbearance Default (as defined in any Existing Forbearance Agreement), provided that, each of the parties hereto expressly agree that such termination may be rescinded (and such termination shall be deemed to have no force or effect and this Agreement shall continue in effect against all parties as if such termination had not occurred) by the Acquiror during the 72 hour period commencing immediately after Acquiror gains actual knowledge of such Forbearance Default, and provided further however that if such Forbearance Default is cured or waived or subject to forbearance by the parties to the relevant Existing Forbearance Agreement within such 72 hour period, and no other Forbearance Default remains outstanding, such termination shall be deemed rescinded (and shall be deemed to have no force or effect and this Agreement shall continue in effect against all parties as if such termination had not occurred)

(j)          by the Company or Acquiror, if the Initial Business Combination Agreement has been validly terminated in accordance with its terms.

Notwithstanding anything herein to the contrary, following the commencement of any insolvency proceedings by the Company (including, but not limited to the commencement of cases under chapter 11 of title 11 of the United States Code) and unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the termination events in clauses (f), (g) and (h) of Section 10.1 shall result in automatic termination of this Agreement, to the extent the Acquiror would otherwise have the ability to terminate this Agreement in accordance with such sections, one (1) calendar day following such occurrence unless waived in writing by the Acquiror.

10.02          Notice of Termination. If either Acquiror or the Company desires to terminate this Agreement pursuant to Section 10.01, such Party shall give written notice of such termination to the other Party.

10.03          Effect of Termination.

(a)          If this Agreement is terminated pursuant to Section 10.01, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to any other Party, except that (i) the provisions of Section 6.03 (Confidentiality), Section 6.11 (No Claims Against Trust Account), Section 10.01(i) (Forbearance Default),, this Section 10.03 and Article XI (Miscellaneous) shall remain in full force and effect, (ii) nothing in this Section 10.03 shall be deemed to release the Company from any Liability for any knowing and intentional breach of any term of this Agreement prior to the date of termination or for intentional fraud (with the specific intent to deceive and mislead) and (iii) Acquiror shall remain obligated to pay the Transaction Expenses, if required to be paid pursuant to Section 10.03(b) (together with any Enforcement Costs, if any).

(b)          If (i) the Company terminates this Agreement pursuant to Section 10.01(b) or Section 10.01(d) and, at the time of such termination, the conditions set forth in Section 9.01(d) (Pro-Forma Available Cash) or Section 9.02 (Additional Conditions to the Obligations of the Company) have not been satisfied or waived but all of the other Closing Conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (ii) Acquiror terminates this Agreement pursuant to Section 10.01(d) and, at the time of such termination, the conditions set forth in Section 9.01(d) (Pro-Forma Available Cash) or Section 9.02 (Additional Conditions to the Obligations of the Company) have not been satisfied or waived but all of the other Closing Conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), then within two (2) Business Days after written notice by the Company to Acquiror with respect thereto, Acquiror shall pay or cause to be paid to the Company (x) all reasonable and documented out-of-pocket costs and expenses (including the fees of outside legal counsel, accountants and financial advisors to the Company) of the Company and (y) fees, expenses and reimbursements incurred by the Lenders in connection with the Existing Debt Restructuring incurred by the Company or any of its Subsidiaries and paid or payable by the Company or any of its Subsidiaries or their respective Representatives in connection with pursuing and executing the Transactions (such amounts set forth in the foregoing clauses (x) and (y), collectively, “Transaction Expenses”), in immediately available funds by wire transfer to the account specified in writing by the Company; provided, that the Transaction Expenses reimbursed by or on behalf of Acquiror pursuant to this Section 10.03(b) shall not exceed $4,000,000 in the aggregate.

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(c)          If Acquiror fails to promptly pay the Transaction Expenses when due, then Acquiror shall pay or cause to be paid to the Company (or its designee) all out-of-pocket fees, costs and expenses (including the fees, costs and expenses of outside counsel) incurred by the Company to enforce its rights under Section 10.03(b) and this Section 10.03(c) (any such amount, “Enforcement Costs”).

(d)          Other than in connection with the enforcement of the Confidentiality Agreement in accordance with its terms, following any valid termination of this Agreement in accordance with its terms, the Company’s receipt of the Transaction Expenses, if any, in accordance with Section  10.03(b) (together with any Enforcement Costs, if any), shall be the sole and exclusive remedy of the Company, the Company Stockholder and their respective Affiliates against Acquiror, Merger Sub and any of their respective former, current and future Affiliates, Representatives, financing sources, shareholders, members, managers, partners, successors and assigns for any Liabilities suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of the Closing to occur, and in no event shall Acquiror or any of its Subsidiaries or Affiliates have any Liability hereunder or otherwise in connection with the Transactions for any Liabilities or other amounts in excess of the amount of the Transaction Expenses (and any Enforcement Costs, if any), including for any breach of this Agreement or for any other matter whatsoever (regardless of the theory of liability); provided, however, that, for the avoidance of doubt, nothing in this Agreement shall be construed to (x) relieve Acquiror of its obligation to pay the Transaction Expenses if required to be paid pursuant to Section 10.03(b) (together with any Enforcement Costs) or (y) limit the Company from obtaining specific performance in accordance with Section 11.13 prior to the valid termination of this Agreement (including, for the avoidance of doubt, obtaining specific performance in the case of an invalid termination of this Agreement).

(e)          Each of the Parties acknowledges that (i) the agreements contained in this Section 10.03 are an integral part of the Transactions and (ii) without these agreements, the Parties would not enter into this Agreement.

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ARTICLE XI
MISCELLANEOUS

11.01          Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Churchill Capital Corp. II
640 Fifth Avenue, 12th Floor
New York, NY 10019
	Attn:	Michael S. Klein
	E-mail:	Michael.klein@mkleinandcompany.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
	Attn:	Kenneth M. Schneider
Ross A. Fieldston
	E-mail:	kscheinder@paulweiss.com
rfieldston@paulweiss.com

(b)	If to the Company to:

Global Knowledge Training LLC
9000 Regency Parkway, Suite 400
Cary, NC 27518
	Attn:	CFO/General Counsel
	E-mail:	Brian.Holland@globalknowledge.com

with a copy to:

c/o Rhône Capital IV L.P.
12 E. 49th Street, 20th Floor
New York, New York 10017

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Attn:	M. Allison Steiner
E-mail:	Steiner@rhonegroup.com

and

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:	Richard A. Pollack
E-mail:	pollackr@sullcrom.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03          Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04          Rights of Third Parties. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to the D&O Indemnified Parties pursuant to Section 7.01, with respect to the Nonparty Affiliates pursuant to Section 11.14, or as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party hereto, including any Lender and Affiliates of any party; provided, that if the Closing occurs, the First Lien Lenders and the Second Lien Lenders (in each case, as defined in the Restructuring Support Agreement) shall be third-party beneficiaries solely for purposes of enforcing their right to receive the applicable payments pursuant to Section 6.09(d).

11.05          Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08          Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any Section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

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11.09          Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Subscription Agreement, the Confidentiality Agreement, and the Confidentiality Agreement, dated October 7, 2020, by and among Acquiror, the Company, and Study (the “Tripartite Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Subscription Agreement, the Confidentiality Agreement, and the Tripartite Confidentiality Agreement.

11.10          Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12          Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.13          Remedies; Specific Performance.

(a)          Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)          Each party agrees that irreparable damage would occur and the parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that, prior to the valid termination of this Agreement, the other party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity and the foregoing shall be the sole and exclusive remedy of any breach of this Agreement by Acquiror or Merger Sub prior to the valid termination of this Agreement. Furthermore, each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Each party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

(c)          Notwithstanding anything to the contrary in this Agreement, prior to the valid termination of this Agreement, in no event shall Acquiror or any of its Subsidiaries or Affiliates have any Liability for, and the Company and its Subsidiaries shall not seek or claim from Acquiror or its Subsidiaries or Affiliates, any monetary damages under this Agreement or otherwise in connection with the Transactions for any Liabilities or other amounts, including for any breach of this Agreement or for any other matter whatsoever (regardless of the theory of liability).

11.14          Non-Recourse. Without limiting any of the terms of Section 11.13, all claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants or representative of, and any financial advisor or lender to, or other financing source of, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, or other financing source of, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity) for any claims, obligations, Liabilities, Actions or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, obligations, Liabilities, Actions and causes of action against any such Nonparty Affiliates. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement (it being expressly agreed that the Nonparty Affiliates to whom this Section 11.14 applies shall be third-party beneficiaries of this Section 11.14).

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11.15          Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16          Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. No party nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions, except for communications that have been previously approved by the other applicable party or consistent with previous public announcements made pursuant to this Section 11.16, without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a party believes in good faith and based on reasonable advice of counsel is required by applicable Law. Notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
	Name:	Peter Seibold
	Title:	Chief Financial Officer

MAGNET MERGER SUB, INC.

By:	/s/ Peter Seibold
	Name:	Peter Seibold
	Title:	Chief Financial Officer, Secretary and Treasurer

ALBERT DE HOLDINGS INC.

By:	/s/ Todd Johnstone
	Name:	Todd Johnstone
	Title:	Chief Executive Officer

Exhibit A

 Subscription Agreement

Exhibit B

AGREED FORM

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ALBERT DE HOLDINGS INC.

Albert DE Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.        The Corporation was originally formed under the name Albert DE Holding Inc. by the filing of the Certificate of Incorporation (the “Certificate”) of the Corporation was originally filed with the Secretary of State of the State of Delaware on _______________.

2.        This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

3.        The text of the Certificate is hereby amended and restated in its entirety to read as follows:

FIRST               Name. The name of the corporation is Albert DE Holdings Inc. (the “Corporation”).

SECOND          Address; Registered Office and Agent. The address of the Corporation’s registered office is 850 New Burton Road, Suite 201, Dover, County of Kent, State of Delaware, 19904, and the name of the Corporation’s registered agent at such address is Cogency Global Inc.

THIRD              Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH          Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 100 all of which shall be shares of Common Stock with the par value of $0.00001 per share.

FIFTH               Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH              Limitation of Liability. To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

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SEVENTH        Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend and repeal the By-laws.

EIGHTH            Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article

WITNESS the signature of this Certificate of Incorporation this ____ day of October, 2020.

Name:
Title:

Exhibit C

AGREED FORM

AMENDED AND RESTATED BY-LAWS

of

ALBERT DE HOLDINGS INC.

(a Delaware Corporation)

________________________

TABLE OF CONTENTS

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Article 1
DEFINITIONS

As used in these By-laws, unless the context otherwise requires, the term:

1.1           “Assistant Secretary” means an Assistant Secretary of the Corporation.

1.2           “Assistant Treasurer” means an Assistant Treasurer of the Corporation.

1.3           “Board” means the Board of Directors of the Corporation.

1.4           “By-laws” means the initial by-laws of the Corporation, as amended from time to time.

1.5           “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended, supplemented or restated from time to time.

1.6           “Chairman” means the Chairman of the Board of Directors of the Corporation.

1.7           “Corporation” means Albert DE Holdings, Inc.

1.8           “DGCL” means the General Corporation Law of the State of Delaware, as amended.

1.9           “Directors” means the directors of the Corporation.

1.10         “law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

1.11         “Office of the Corporation” means the executive office of the Corporation, anything in Section 131 of the DGCL to the contrary notwithstanding.

1.12         “President” means the President of the Corporation.

1.13         “Secretary” means the Secretary of the Corporation.

1.14         “Stockholders” means the stockholders of the Corporation.

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1.15         “Treasurer” means the Treasurer of the Corporation.

1.16         “Vice President” means a Vice President of the Corporation.

Article 2
STOCKHOLDERS

2.1           Place of Meetings. Meetings of Stockholders may be held at such place or solely by means of remote communication or otherwise, within or without the State of Delaware, as may be designated by the Board from time to time.

2.2           Annual Meeting. If required by applicable law, a meeting of Stockholders for the election of Directors and other business shall be held annually at such date and time as may be designated by the Board from time to time.

2.3           Special Meetings. Unless otherwise prescribed by applicable law, special meetings of Stockholders may be called at any time by the Board and may not be called by any other person or persons. Business transacted at any special meeting of Stockholders shall be limited to the purpose(s) stated in the notice.

2.4           Record Date.

(A)           For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 or less than 10 days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). For purposes of determining the Stockholders entitled to express consent to corporate action in writing without a meeting, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 days or less than 10 days after the date on which the record date was fixed by the Board. For purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 days or less than 10 days prior to such action.

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(B)           If no such record date is fixed:

(i)            The record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(ii)           The record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting (unless otherwise provided in the Certificate of Incorporation), when no prior action by the Board is required by applicable law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law; and when prior action by the Board is required by applicable law, the record date for determining Stockholders entitled to express consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board takes such prior action; and

(iii)          When a determination of Stockholders of record entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new Voting Record Date for the adjourned meeting, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.

2.5           Notice of Meetings of Stockholders. Whenever under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the Voting Record Date, if such date is different from the Notice Record Date, and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these By-laws or applicable law, notice of any meeting shall be given, not less than 10 nor more than 60 days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the records of the Corporation. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting. If, after the adjournment, a new Voting Record Date is fixed for the adjourned meeting, the Board shall fix a new Notice Record Date in accordance with Section 2.4(B)(iii) (Record Date) hereof and shall give notice of such adjourned meeting to each Stockholder entitled to vote at such meeting as of the Notice Record Date.

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2.6           Waivers of Notice. Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the person entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.

2.7           List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list may be examined by any Stockholder, at such Stockholder’s expense, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

2.8           Quorum of Stockholders; Adjournment. Except as otherwise provided by these By-laws, at each meeting of Stockholders, the presence in person or by proxy of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at such meeting of Stockholders, shall constitute a quorum for transaction of any business at such meeting. In the absence of a quorum, the holders of a majority in voting power of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.9           Voting; Proxies. At any meeting of Stockholders, all matters other than the election of directors, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable law, shall be decided by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, a plurality of the votes cast shall be sufficient to elect the Directors. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.

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2.10         Voting Procedures and Inspectors at Meetings of Stockholders. The Board, in advance of any meeting of Stockholders, may appoint one or more inspectors, who may be employees of the Corporation, to attend the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting may appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (A) ascertain the number of shares outstanding and the voting power of each, (B) determine the shares represented at the meeting and the validity of proxies and ballots, (C) count all votes and ballots, (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (E) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

2.11         Conduct of Meetings; Adjournment. The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the President or, in the absence of the President, the Chairman or, if there is no Chairman or the Chairman is absent, a Vice President and, in case more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President present), shall preside over the meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, (A) the establishment of an agenda or order of business for the meeting, (B) rules and procedures for maintaining order at the meeting and the safety of those present, (C) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (D) restrictions on entry to the meeting after the time fixed for the commencement thereof and (E) limitations on the time allotted to questions or comments by participants. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the persons present at the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. If none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board or, if the Board has not so acted, with respect to designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.

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2.12         Order of Business

. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting.

2.13         Written Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand, by certified or registered mail, return receipt requested, attached to an email in form of a PDF or by fascimile) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of Stockholders are recorded. Every written consent shall bear the date of signature of each Stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.13, written consents signed by a sufficient number of holders to take action are delivered to the Corporation pursuant to the foregoing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those Stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

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Article 3
DIRECTORS

3.1           General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, consistent with the Certificate of Incorporation, these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

3.2           Number; Qualification; Term of Office. The Board shall consist of one or more members, the number thereof to be determined from time to time by the Board. Directors need not be Stockholders. Each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal.

3.3           Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of Directors or any vacancies occurring in the Board may be filled by the affirmative vote of a majority of the remaining members of the Board, although less than a quorum. A Director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the Director whom he or she has replaced, election and qualification of a successor or the predecessor Director’s death, resignation or removal.

3.4           Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is specified therein.

3.5           Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board or its Chairman, within or without the State of Delaware, as considered necessary or desirable by the Directors.

3.6           Special Meetings. Special meetings of the Board may be held at such times and at such places, within or without the State of Delaware, as may be determined by the Chairman, the President or the Secretary on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.9 (Notice Procedure) hereof other than by mail (in which case such notice period shall be at least be 3 days). Special meetings shall be called by the Chairman, President or Secretary in like manner and on like notice on the written request of any two or more Directors.

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3.7           Telephone Meetings. The Meetings of the Board or any Board committee may be held by means of telephone conference or other communication equipment by means of which all persons participating in the meeting can hear each other. Participation by a Director in a meeting pursuant to this Section 3.7 shall constitute presence in person at such meeting.

3.8           Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.9 (Notice Procedure) hereof other than by mail (in which case such notice period shall be at least be 3 days). Any business may be transacted at a meeting held following an adjournment if such business might have been transacted at the meeting as originally called.

3.9           Notice Procedure. Subject to Sections 3.6 (Special Meetings) and 3.10 (Waiver of Notice) hereof, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such Director at such Director’s address as it appears on the records of the Corporation, telecopy or by other means of electronic transmission.

3.10         Waiver of Notice. Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the Director entitled to such notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of such meeting, to transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or a Board committee need be specified in any waiver of notice.

3.11         Organization. At each meeting of the Board, the Chairman or, in his or her absence, another Director selected by the Board shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting. In the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

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3.12         Quorum of Directors. The presence of a majority of the Board shall be necessary and sufficient to constitute a quorum for transaction of business at any meeting of the Board.

3.13         Action by Majority Vote

. Except as otherwise expressly required by these By-laws or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

3.14         Action Without Meeting

. Unless otherwise restricted by these By-laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

Article 4
COMMITTEES OF THE BOARD

4.1           Committees. The Board may designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. Unless the Board provides otherwise, at all meetings of such committee, a majority of the members of the committee shall constitute a quorum for transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article 3.

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Article 5
OFFICERS

5.1           Positions; Election. The officers of the Corporation shall be a President, a Secretary, a Treasurer and any other officers as the Board may elect from time to time, including a Chairman, one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers, who shall exercise such powers and perform such duties as shall be determined by the Board from time to time. Any number of offices may be held by the same person.

5.2           Term of Office. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualifies or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board. The election of an officer shall not of itself create contract rights.

5.3           Chairman. The Chairman, if one shall have been elected, shall preside at all meetings of the Board and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board.

5.4           President. The President shall have general supervision over the business of the Corporation and other duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Board and subject to the control of the Board in each case. The President shall preside at all meetings of the Stockholders and at all meetings of the Board at which the Chairman (if there be one) is not present. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law to be signed or executed by a different person.

5.5           Vice Presidents. Vice Presidents shall have the duties incident to the office of Vice President and any other duties that may from time to time be assigned to the Vice President by the President or the Board. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law to be signed or executed by a different person.

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5.6           Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board or by the President. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board or the President.

5.7           Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same, render to the President or the Board, whenever the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board or the President.

5.8            Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board or the President.

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Article 6
INDEMNIFICATION

6.1           Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

6.2           Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise.

6.3           Claims. If a claim for indemnification or advancement of expenses under this Article 6 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4           Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these By-laws, the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.

6.5           Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

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6.6           Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

6.7           Other Indemnification and Prepayment of Expenses. This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Article 7
GENERAL PROVISIONS

7.1           Certificates Representing Shares. The shares of any or all classes or series of capital stock of the Corporation shall be uncertificated shares, unless the Board otherwise provides by resolution. If shares are represented by a certificate, such certificate shall be signed by or in the name of the Corporation by the Chairman, if any, or the President or any Vice President, and by the Secretary, or any Assistant Secretary or the Treasurer or any Assistant Treasurer, certifying the number of shares owned by such Stockholder in the Corporation. Any or all of the signatures upon a certificate may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be an officer, a transfer agent or a registrar before such certificate has been issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still holding such office on the issue date of such certificate.

7.2           Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

7.3           Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock to replace a certificate alleged to have been lost, stolen or destroyed. The Corporation may require the owner of such lost, stolen or destroyed certificate or his/her/its legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

7.4           Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

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7.5           Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

7.6           Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

7.7           Amendments. These By-laws may be amended or repealed and new By-laws may be adopted by the Board, but the Stockholders may from time to time make additional By-laws or alter and repeal any By-laws whether such By-laws were originally adopted by them or otherwise.

7.8           Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Exhibit D

AGREED FORM

ALBERT DE HOLDINGS, INC.

LETTER OF TRANSMITTAL

Exchange of Company Stock for Warrants to Purchase Acquiror Common Stock

IMPORTANT - PLEASE READ THE FOLLOWING LETTER AND THE INSTRUCTIONS CAREFULLY BEFORE SIGNING THE ENCLOSED LETTER OF TRANSMITTAL

Ladies and Gentlemen:

The enclosed Letter of Transmittal is being delivered in connection with the merger (the “Merger”) of [Magnet] Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Churchill Capital Corp II, a Delaware corporation (“Acquiror”), with and into Albert DE Holdings Inc., a Delaware corporation (the “Company”) pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2020, by and among Acquiror, Merger Sub and the Company (as may be amended from time to time, the “Merger Agreement”) and the General Corporation Law of the State of Delaware (the “DGCL”). Capitalized terms used and not defined in this letter have the respective meanings ascribed to such terms in the Merger Agreement. As a result of the Merger, at the Effective Time, by virtue of the Merger and without any further action on the part of any party or the holders of any securities of the Acquiror or the Company, all Company Shares, which consist entirely of the undersigned’s Company Shares listed in Box B of the enclosed Letter of Transmittal, will automatically be converted into the right to receive as, if, and when payable pursuant to Article III of the Merger Agreement, the Merger Consideration (which shall comprise of, in the aggregate, [6,000,000] warrants with the terms set forth in the Warrant Agreement). The undersigned hereby surrenders the shares of Company Stock listed in Box B of the enclosed Letter of Transmittal for the purpose of receiving, as, if, and when payable pursuant to ARTICLE III of the Merger Agreement, the Merger Consideration in exchange therefor, in accordance with and subject to the terms of the Merger Agreement. No payment of Merger Consideration shall be made with respect to the Company Shares until your delivery of a duly completed and validly executed Letter of Transmittal in accordance with the Merger Agreement.

In the event the Merger Agreement is validly terminated in accordance with its terms and the Closing does not occur, the Company Shares shall not be converted into the right to receive the Merger Consideration, and any such Company Shares shall be promptly returned to you without payment of any consideration therefor, and the enclosed Letter of Transmittal, this letter and the representations, warranties, covenants and agreements contained herein shall be deemed null and void.

By signing the enclosed Letter of Transmittal, you hereby surrender to the Acquiror, for the benefit of Acquiror, the Company Shares described in Box B therein in exchange for the right to receive the Merger Consideration, into which such shares shall have been converted, in accordance with and subject to the terms of the Merger Agreement.

By signing the enclosed Letter of Transmittal, you hereby irrevocably constitute and appoint the Acquiror as your true and lawful agent and attorney-in-fact with respect to the Company Shares listed in Box B of the enclosed Letter of Transmittal, with full power of substitution, among other things, to cause the Company Shares to be assigned, transferred and exchanged in accordance with and subject to the terms of the Merger Agreement.

By signing the enclosed Letter of Transmittal, you hereby represent and warrant that you have full power and authority to submit, sell, assign and transfer the Company Shares listed in Box B of the enclosed Letter of Transmittal and that you, immediately prior to the Effective Time, had good and unencumbered title thereto, free and clear of all Liens and not subject to any adverse claims. You will, upon request, execute and deliver any additional documents reasonably requested by the Company or the Acquiror.

By signing the enclosed Letter of Transmittal, you hereby represent and warrant that (a) you have had the opportunity to receive, read and understand the Merger Agreement and (b) you have been given adequate opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents.

By signing the enclosed Letter of Transmittal, you acknowledge that under U.S. federal income tax law, you may be subject to backup withholding tax on any cash paid to you in connection with the Merger, and that failure to provide a properly completed and signed Internal Revenue Service (“IRS”) Form W-9 or the appropriate version of IRS Form W-8, as applicable, may result in backup withholding on any applicable payments made to you, as described below under “General Instructions.” You should consult your own tax advisor to determine whether you are exempt from these backup withholding tax requirements and to determine the proper form to be used to avoid backup withholding tax.

By signing the enclosed Letter of Transmittal, you acknowledge that Acquiror, Merger Sub, the Company and/or the Surviving Company may withhold certain amounts from any amounts otherwise deliverable or payable to you under the Merger Agreement that may be required to be withheld under the Code or any other applicable Law subject to Section 3.04 of the Merger Agreement, and that such withheld amounts shall be treated for all purposes under the Merger Agreement and the enclosed Letter of Transmittal as paid to the person(s) in respect of which such withholding was made.

By signing the enclosed Letter of Transmittal, you hereby represent and warrant that the information provided for delivery of the Merger Consideration set forth in the enclosed Letter of Transmittal is true, correct and complete and, notwithstanding any limitations in the Merger Agreement, you hereby agree to indemnify and hold harmless Acquiror, Merger Sub, the Company, the Surviving Company, and their respective affiliates, agents and representatives from any claims by any person, including you, as to the delivery pursuant to such delivery instructions, as applicable, of any consideration to be paid to you, or on your behalf, in respect of your Company Shares. It is your obligation to notify the Acquiror of any change to the special delivery instructions set forth herein.

By signing the enclosed Letter of Transmittal, you understand that surrender is not made in acceptable form until receipt by the Acquiror of the enclosed Letter of Transmittal, duly completed and signed, together with all accompanying evidences of authority in form satisfactory to Acquiror and any other required documents. By signing the enclosed Letter of Transmittal, you agree that delivery of the Company Shares will be effected, and the risk of loss and title to such Company Shares will pass, only upon proper delivery thereof to the Acquiror. All questions as to validity, form and eligibility of the Company Shares hereunder, to the extent applicable, will be made by the reasonable determination of the Acquiror, which reasonable determination be final and binding on all parties. The Acquiror shall take reasonable action to inform you of any defects that it is unwilling to waive and may, but shall not be required to, take reasonable action to assist you to correct any such defects. You hereby covenant and agree that upon request, you will execute, complete and deliver any additional documents reasonably deemed by the Acquiror to be necessary to complete the proper conversion of your Company Shares in accordance with the terms and conditions of the Merger Agreement and this letter and the enclosed Letter of Transmittal.

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If there is a conflict between any provision of this letter and/or the enclosed Letter of Transmittal and a provision in the Merger Agreement, each of this letter and/or the enclosed Letter of Transmittal and the Merger Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of the Merger Agreement shall control unless specifically provided otherwise.

[You hereby acknowledge and agree that during the period commencing on the Closing Date and continuing to and including the date that is 180 days following the Closing Date (the “Lock-Up Period”), you shall not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any Acquiror Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Acquiror Common Stock, or any interest in any of the foregoing, whether now owned or hereinafter acquired, are owned directly by you (including holding as a custodian) or with respect to which you have beneficial ownership within the rules and regulations of the Securities and Exchange Commission (the “Commission”) (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude you from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than you. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares. Notwithstanding the foregoing, you may transfer or dispose of any of your shares of Acquiror Common Stock (i) by will or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this paragraph, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) to any immediate family member or other dependent, (v) as a distribution to your limited partners, members or stockholders, (vi) to your Affiliated investment fund or another Affiliated entity you or your Affiliates control or manage, (vii) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above, (viii) pursuant to an order or decree of a governmental authority, (ix) from an executive officer to Acquiror or its subsidiary or parent entities upon death, disability or termination of employment, in each case, of such executive officer, (x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction in each case made to all holders of the shares involving a change of control transaction (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, your shares of Acquiror Common Stock shall remain subject to the terms and conditions of this paragraph, (xi) to Acquiror (a) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by Acquiror pursuant to any employee benefit plans or arrangements which are set to expire during the Lock-Up Period, where any shares you receive upon any such exercise will be subject to the terms of this paragraph, or (b) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by Acquiror pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis, where any shares you receive upon any such exercise or vesting will be subject to the terms of this paragraph, or (xii) with the prior written consent of Acquiror; provided that, in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, (I) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this paragraph; and (II) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor. For the purpose of this paragraph, “Affiliate” shall mean, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise. You hereby agree and consent to the entry of stop transfer instructions with Acquiror’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to your shares of Acquiror Common Stock describing the foregoing restrictions.

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Effective from and after the Effective Time and in consideration of the right to receive the Merger Consideration in accordance with the Merger Agreement, you, on behalf of yourself and your past, present or future heirs, executors, administrators, predecessors-in-interest, successors, permitted assigns, equityholders, general or limited partners, Affiliates and Representatives (including, in each case, their past, present or future officers and directors) (each, a “Releasing Party”), hereby knowingly, voluntarily, irrevocably, unconditionally and forever acquits, releases and discharges, and covenants not to sue Acquiror, Merger Sub, the Company, the Surviving Company, their respective predecessors, successors, parents, subsidiaries and other Affiliates and their respective past, present or future owners, managers, members, general or limited partners, shareholders, fiduciaries (in their official and individual capacities), and Representatives (in their capacities as such) (each, a “Released Party” and, collectively, the “Released Parties”), from any and all liabilities, penalties, fines, judgments (at equity or at law, including statutory and common) and other losses (including damages, asserted or unasserted, express or implied, foreseen or unforeseen, suspected or unsuspected, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever), in each case arising from any matter, cause or event occurring from the beginning of time to the Effective Time that a Releasing Party presently has, has ever had, or may hereafter have, in each case, to the extent arising out of his/her/its ownership of options or equity securities in the Company; provided, that nothing contained herein shall limit (a) any rights under the Merger Agreement or any Transaction Agreement (as defined in the Merger Agreement), (b) any rights to indemnification or to advancement or reimbursement of expenses (i) to which the Releasing Party may be entitled in his/her/its capacity as a current or former employee officer or director of the Company, or (c) in the case of any Releasing Party who is a current or former employee of the Company: (i) any rights with respect to compensation payable, accrued vacation and/or accrued bonuses earned prior to the Closing Date in the ordinary course of business and the reimbursement of reasonable business related expenses incurred prior to the Closing Date in the ordinary course of employment, which are reimbursable under the expense reimbursement policies of the Company and any agreement with the Company relating to employment or pursuant to which the Company is or may become obligated to make any retention, severance, termination, or similar payment; or (ii) any rights under any retirement or health and welfare benefit plan of the Company. This paragraph is for the benefit of the Released Parties and shall be enforceable by any of them directly against the Releasing Parties.

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You hereby represent that you have not made any assignment or transfer of any claim or other matter covered by the two preceding paragraphs and have not filed any Action of any kind against any  Released Party relating to any matter covered by the two preceding paragraphs, and you hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any Action of any kind against any Released Party, based upon any matter released hereby. You hereby acknowledge and intend that this release shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied, and expressly consent that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (a) relating to any claims hereinabove mentioned or implied or (b) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, your death or incapacity. All your obligations hereunder shall be binding upon your heirs, estates, executors, administrators, personal representatives, successors and permitted assigns. Nothing herein is intended to or will confer any rights or remedies on any person other than you or the parties to the Merger Agreement.

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LETTER OF TRANSMITTAL

For delivery of shares of capital stock of A

lbert DE Holdings Inc. (“Company Shares”)

pursuant to the Agreement and Plan of Merger (the “Merger Agreement”)

by and among

Churchill Capital Corp II (“Acquiror”), [Magnet] Merger Sub, Inc. (“Merger Sub”) and Albert DE Holdings Inc. (the “Company”)

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED

NOTE: SIGNATURES MUST BE PROVIDED BELOW

All registered holders of Company Shares as of immediately prior to the Effective Time of the Merger contemplated by the Merger Agreement must complete Boxes A and B and sign on this page [●].

Please also read the “General Instructions” on page [●].

BOX A – Signature of Registered Holder(s)	BOX B – Company Shares to be Converted
(Must be signed by all registered shareholders; include legal
capacity if signing on behalf of an entity)	Number and Class of shares of capital stock of the Company held by the	1,000 shares of Common Stock, par value $0.01 per share.
shareholder of the Company
Signature(s)
	Total number of Company Shares to be Converted:	1,000 shares of Common Stock, par value $0.01 per share.
Print Name Here (and capacity, if the registered holder is an entity)
Telephone Number

Please remember to complete and sign the enclosed IRS Form W-9 or, if applicable, a Form W-8BEN or other Form W-8 (see instructions below).

BOX C – Name and Address of Registered Holder(s)
Please provide your address and email address for delivery of the Merger Consideration in the box below

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General Instructions

Please read this information carefully.

•	BOX A – Signatures: All registered holders must sign as indicated in Box A. If you are signing on behalf of a registered holder or entity your signature must include your legal capacity.

•	BOX B – Company Shares Detail: List the amount and class of Company Shares to be converted in Box B.

•	BOX C – Current Name and Address of Registered Holder: Please confirm that the email address and street address here are the email address and address that should be used for all future communications and payments, if any. If your permanent address should be changed on [●] records, please make the necessary changes in Box C. If your permanent address should change in the future, please notify [●] at the number listed below.

•	Important Tax Information: Under current U.S. federal income tax laws, [●] (as payer) may be required under the backup withholding rules to withhold a portion of the amount of any payments made to certain holders (or other payees) pursuant to the merger. In order to avoid such backup withholding, if the person receiving payment for the shares is a United States person (for U.S. federal income tax purposes), such payee must timely complete and sign the enclosed Internal Revenue Service (“IRS”) Form W-9 to certify the payee’s correct taxpayer identification number (“TIN”) and to certify that such payee is not subject to such backup withholding, or must otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders or other payees (including, among others, corporations and tax-exempt organizations) are not subject to these backup withholding and reporting requirements. Exempt payees should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W- 9 to the Acquiror. A holder or other payee who is a foreign individual or a foreign entity should complete, sign, and submit to [●] the appropriate IRS Form W-8 (instead of an IRS Form W-9), signed under penalties of perjury, attesting to such person’s exempt status. Holders and other payees are urged to consult their own tax advisors to determine whether they are exempt from or otherwise not subject to backup withholding. The appropriate IRS Form W-8 may be obtained from the Acquiror or from the IRS. Additional copies of IRS Form W-9 are available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at www.irs.gov.

If a stockholder or payee is a citizen or individual resident of the United States, the TIN is generally his or her social security number. If the Acquiror is not provided with the correct TIN, a $50 penalty may be imposed by the IRS and/or payments made with respect to shares exchanged pursuant to the Merger may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 attached hereto for additional information.

If backup withholding applies, [●] is required to withhold on any payments made to the holder or other payee. Backup withholding is not an additional tax. A holder or payee subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, such holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

By Mail to

[●]

For additional information please contact [●] at [telephone] or [email].

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Exhibit E

Form of Restructuring Support Agreement

Exhibit F

Form of Registration Rights Agreement

Exhibit G

Form of PIPE Subscription Agreement

Exhibit H

AGREED FORM

CHURCHILL CAPITAL CORP II

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

WARRANT AGREEMENT

Dated as of October 12, 2020

THIS WARRANT AGREEMENT (this “Agreement”), dated as of October 12, 2020, is by and between Churchill Capital Corp II, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the other parties named therein entered into that certain Agreement and Plan of Merger, dated as of October 12, 2020 (the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Company will be merged with and into Albert DE Holdings Inc., a Delaware corporation (“Magnet”), with Magnet surviving as a wholly owned subsidiary of the Company (the “Merger”), on the terms and subject to the conditions set forth therein (the Merger, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). Defined terms used and not defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement;

WHEREAS, in connection with the consummation of the Merger, all shares of common stock of Magnet shall be converted into the right to receive 6,000,000 warrants with the terms set forth in this Agreement (or 5,000,000 such warrants if the Subscription Agreement (as defined in the Merger Agreement) is terminated in accordance with its terms prior to the closing of the Merger), each such warrant entitling the holders thereof to purchase one share of Class A Common Stock of the Company, par value $0.0001 per share (the “Common Stock”) (subject to rounding to avoid fractional warrants), at an exercise price of $11.50 per share, subject to adjustment as described herein and bearing the legend set forth in Exhibit A hereto (the “GK Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the GK Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the GK Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the GK Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the GK Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the GK Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

2.            Warrants.

2.1          Form of GK Warrant. Each GK Warrant shall initially be issued in registered form only. GK Warrants may be represented by one or more physical definitive certificates or by book entry.

2.2          Effect of Countersignature. If a physical definitive certificate is issued, unless and until countersigned by the Warrant Agent, either by manual or facsimile signature, pursuant to this Agreement, a GK Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3          Registration.

2.3.1            GK Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the GK Warrants. Upon the initial issuance of the GK Warrants in book-entry form, the Warrant Agent shall issue and register the GK Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

The physical definitive certificates, if issued, shall be in the form annexed hereto as Exhibit A, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any GK Warrant shall have ceased to serve in the capacity in which such person signed the GK Warrant before such GK Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2            Registered Holder. Prior to due presentment for registration of transfer of any GK Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such GK Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such GK Warrant and of each GK Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical definitive certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4          Fractional Warrants. The Company shall not issue fractional GK Warrants and the Company shall round down to the nearest whole number the number of GK Warrants to be issued to such holder.

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3.            Terms and Exercise of GK Warrants.

3.1           GK Warrant Price. Each GK Warrant shall entitle the Registered Holder thereof, subject to the provisions of such GK Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share described in the prior sentence at which shares of Common Stock may be purchased at the time a GK Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) business days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the GK Warrants and, provided further that any such reduction shall be identical among all of the GK Warrants.

3.2           Duration of GK Warrants. A GK Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the date of this Agreement, and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five (5) years after the date of this Agreement and (y) the liquidation of the Company in accordance with the Company’s certificate of incorporation, as amended from time to time (the “Expiration Date”); provided, however, that the exercise of any GK Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Each GK Warrant not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the GK Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the GK Warrants, and, provided further that any such extension shall be identical in duration among all the GK Warrants.

3.3           Exercise of GK Warrants.

3.3.1         Payment. Subject to the provisions of the GK Warrant and this Agreement, a GK Warrant may be exercised by the Registered Holder thereof at any time prior to the Expiration Date by surrendering it at the office of the Warrant Agent or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such GK Warrant; and (ii) payment in full of the Warrant Price for each full share of Common Stock as to which the GK Warrant is exercised and any and all applicable taxes due in connection with the exercise of the GK Warrant, the exchange of the GK Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)            in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire;

(b)            so long as such GK Warrant is held by Albert UK Holdings 1 Limited (the “Initial Holder”) or a Designated Transferee, on a “cashless” basis by surrendering the GK Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the GK Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 3.3.1(b), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), (A) the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent and (B) a “Designated Transferee” shall mean any limited partners, members or stockholders, to the Initial Holder’s Affiliated investment fund or another Affiliated entity that the Initial Holder or the Initial Holder’s Affiliates control or manage and each of their respective limited partners, members or stockholders (or an affiliate thereof); or

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(c)            as provided in Section 7.4 hereof.

The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

3.3.2         Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any GK Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such GK Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such GK Warrant shall not have been exercised in full, a new book-entry position or countersigned GK Warrant, as applicable, for the number of shares of Common Stock as to which such GK Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a GK Warrant and shall have no obligation to settle such GK Warrant exercise unless a (A) (a) registration statement under the Securities Act covering the issuance of the Common Stock underlying the GK Warrants is then effective and (b) a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or (B) an applicable exemption from registration under the Securities Act is available. No GK Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a GK Warrant unless the shares of Common Stock issuable upon such GK Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the GK Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a GK Warrant, the holder of such GK Warrant shall not be entitled to exercise such GK Warrant and such GK Warrant may have no value and expire worthless. Subject to Section 4.6 of this Agreement, a Registered Holder of GK Warrants may exercise its GK Warrants only for a whole number of shares of Common Stock. In no event will the Company be required to net cash settle the GK Warrant exercise. The Company may require holders of GK Warrants to settle the GK Warrant on a “cashless basis” pursuant to Section 7.4.2. If, by reason of any exercise of GK Warrants on a “cashless basis,” the holder of any GK Warrant would be entitled, upon the exercise of such GK Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

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3.3.3         Valid Issuance. All shares of Common Stock issued upon the proper exercise of a GK Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4         Date of Issuance. Each person in whose name any book entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the GK Warrant, or book entry position representing such GK Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated GK Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.

3.3.5         Maximum Percentage. A holder of a GK Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a GK Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not affect the exercise of the holder’s GK Warrant, and such holder shall not have the right to exercise such GK Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the GK Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the GK Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the GK Warrant, in determining the number of issued and outstanding shares of Common Stock, the holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the U.S. Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Warrant Agent setting forth the number of Common Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the GK Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a GK Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4.            Adjustments.

4.1          Stock Dividends.

4.1.1         Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each GK Warrant shall be increased in proportion to such increase in the number of outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2         Extraordinary Dividends. If the Company, at any time while the GK Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the GK Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below) or (c) in connection with any distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each GK Warrant) does not exceed $0.50.

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4.2           Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each GK Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3           Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the GK Warrants is adjusted, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the GK Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

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4.4           Replacement of Securities upon Reorganization, Etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock of the Company in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the GK Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the GK Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the GK Warrants would have received if such holder had exercised his, her or its GK Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each GK Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a GK Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such GK Warrant holder had exercised the GK Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the GK Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference, if positive, of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below) (which amount determined under this clause (ii) shall not be less than zero). The “Black-Scholes Warrant Value” means the value of a GK Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (2) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the GK Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the GK Warrant.

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4.5           Notices of Changes in GK Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a GK Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a GK Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of shares of Common Stock issuable upon exercise of a GK Warrant shall be required until cumulative adjustments amount to 1% or more of the number of shares of Common Stock issuable upon exercise of a GK Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of Common Stock issuable upon exercise of a GK Warrant and (ii) on the exercise date of any GK Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4 4 in connection with which an adjustment is made to the Warrant Price or the number of shares of Common Stock issuable upon exercise of a GK Warrant, the Company shall give written notice of the occurrence of such event to each holder of a GK Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6           No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of GK Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any GK Warrant would be entitled, upon the exercise of such GK Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7           Form of GK Warrant. The form of GK Warrant need not be changed because of any adjustment pursuant to this Section 4, and GK Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the GK Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of GK Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any GK Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding GK Warrant or otherwise, may be in the form as so changed.

4.8           Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the GK Warrants in order to (i) avoid an adverse impact on the GK Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the GK Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the GK Warrants in a manner that is consistent with any adjustment recommended in such opinion.

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5.            Transfer and Exchange of GK Warrants.

5.1           Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding GK Warrant upon the Warrant Register, upon surrender of such GK Warrant for transfer, in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer.. Upon any such transfer, a new GK Warrant representing an equal aggregate number of GK Warrants shall be issued and the old GK Warrant shall be cancelled by the Warrant Agent. In the case of certificated warrants, the GK Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2           Procedure for Surrender of Warrants. GK Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer and thereupon the Warrant Agent shall issue in exchange therefor one or more new GK Warrants as requested by the Registered Holder of the GK Warrants so surrendered, representing an equal aggregate number of GK Warrants; provided, however, that in the event that a GK Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such GK Warrant and issue new GK Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new GK Warrants must also bear a restrictive legend.

5.3           Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a GK Warrant.

5.4           Service Charges. No service charge shall be made for any exchange or registration of transfer of GK Warrants.

5.5           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the GK Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with GK Warrants duly executed on behalf of the Company for such purpose.

6.            RESERVED.

7.            Other Provisions Relating to Rights of Holders of GK Warrants.

7.1           No Rights as Stockholder. A GK Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

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7.2           Lost, Stolen, Mutilated, or Destroyed Warrants. If any GK Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated GK Warrant, include the surrender thereof), issue a new GK Warrant of like denomination, tenor and date as the GK Warrant so lost, stolen, mutilated or destroyed, and countersigned by the Warrant Agent. Any such new GK Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed GK Warrant shall be at any time enforceable by anyone. Warrant Agent may, at its option, countersign replacement GK Warrants for mutilated certificates upon presentation thereof without such indemnity.

7.3           Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding GK Warrants issued pursuant to this Agreement.

7.4           Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.

7.4.1         [Reserved].

7.4.2         Cashless Exercise at Company’s Option. If the shares of Common Stock are at the time of any exercise of a GK Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute) and there is no effective registration statement covering the shares issuable upon exercise of the GK Warrants at such time, the Company may, at its option, require holders of GK Warrants who exercise GK Warrants to exercise such GK Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or such other applicable exemption, for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the GK Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this section 7.4.2, “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date that notice of exercise is sent to the Warrant Agent from the holder of such GK Warrants or its securities broker or intermediary, and if the Company does not so elect, the Company agrees to use its best efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the GK Warrant under the blue sky laws of the state of residence of the exercising GK Warrant holder to the extent an exemption is not available.

8.            Concerning the Warrant Agent and Other Matters.

8.1           Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the GK Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the GK Warrants or such shares of Common Stock.

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8.2           Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1         Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of ninety (90) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a GK Warrant (who shall, with such notice, submit his GK Warrant for inspection by the Company), then the holder of any GK Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2         Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Company’s transfer agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3         Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3           Fees and Expenses of Warrant Agent.

8.3.1         Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

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8.3.2         Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4           Liability of Warrant Agent.

8.4.1         Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2         Indemnity. The Warrant Agent shall be liable hereunder only for its own, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement.

8.4.3         Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any GK Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any GK Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any GK Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5           Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to GK Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the GK Warrants.

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8.6           Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of February 13, 2020, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.            Miscellaneous Provisions.

9.1           Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2           Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any GK Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Churchill Capital Corp II
640 Fifth Avenue, 12th Floor
New York, New York 10019
Attention: Michael S. Klein

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Kenneth M. Schneider and Ross A. Fieldston

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any GK Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

in each case, with copy to:

[●]

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9.3           Applicable Law. The validity, interpretation, and performance of this Agreement and of the GK Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4           Compliance and Confidentiality. The Warrant Agent shall perform its duties under this Agreement in compliance with all applicable laws and keep confidential all information relating to this Agreement and, except as required by applicable law, shall not use such information for any purpose other than the performance of the Warrant Agent’s obligations under this Agreement.

9.5           Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the GK Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the GK Warrants.

9.6           Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any GK Warrant. The Warrant Agent may require any such holder to submit such holder’s GK Warrant for inspection by the Warrant Agent.

9.7           Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9.8           Effect of Headings. The section headings herein are for convenience only and arc not part of this Agreement and shall not affect the interpretation thereof.

9.9           Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding GK Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 2, respectively, without the consent of the Registered Holders.

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9.10         Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A               Form of Warrant Certificate

Exhibit B                Legend – GK Warrants

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CHURCHILL CAPITAL CORP II

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO WARRANT AGREEMENT]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR
TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE
WARRANT AGREEMENT DESCRIBED BELOW

Churchill Capital Corp II
Incorporated Under the Laws of the State of Delaware

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “GK Warrants” and each, a “GK Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Churchill Capital Corp II, a Delaware corporation (the “Company”). Each whole GK Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole GK Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any GK Warrant. If, upon the exercise of GK Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. The number of shares of Common Stock issuable upon exercise of the GK Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. The initial Warrant Price per share of Common Stock for any GK Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

[Form of Warrant]

Subject to the conditions set forth in the Warrant Agreement, the GK Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such GK Warrants shall become null and void. The GK Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

CHURCHILL CAPITAL CORP II

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Form of Warrant]

[Form of Warrant Certificate]

[Reverse]

The GK Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of GK Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [●], 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the GK Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

GK Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of GK Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office of the Warrant Agent. In the event that upon any exercise of GK Warrants evidenced hereby the number of GK Warrants exercised shall be less than the total number of GK Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of GK Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no GK Warrant may be exercised unless at the time of exercise (A) (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current or (B) an applicable exemption from registration under the Securities Act is available, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the GK Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a GK Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the GK Warrant.

Warrant Certificates, when surrendered at the designated office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of GK Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of GK Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the GK Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of GK Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Churchill Capital Corp II (the “Company”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [●] whose address is [●] and that such shares of Common Stock be delivered to [●] whose address is [●]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [●], whose address is [●], and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the GK Warrant is to be exercised on a “cashless” basis pursuant to Section 3.3.1(b) of the Warrant Agreement, the number of shares of Common Stock that this GK Warrant is exercisable for shall be determined in accordance with 3.3.1(b) of the Warrant Agreement.

In the event that the GK Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this GK Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the GK Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this GK Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [●], whose address is [●], and that such Warrant Certificate be delivered to [●], whose address is [●].

Date:

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS PURSUANT TO A WARRANT AGREEMENT ENTERED INTO WITH THE COMPANY.